UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.)

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Ceridian HCM Holding Inc.

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Notice of 2022 Annual Meeting and Proxy Statement May 3, 2022

annual meeting and proxy statement April 27, 2021

Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Ceridian HCM Holding Inc. (“Ceridian”) will hold its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) as follows:

Date and Time Tuesday, May 3, 2022 9:00 a.m., Central Daylight Time	Place Online at www.virtualshareholdermeeting.com/CDAY2022	Record Date March 4, 2022

In order to reach the largest possible audience, and in response to ongoing concerns related to COVID-19 and its variants, our Annual Meeting will again be conducted as a virtual meeting hosted by means of a live webcast. Stockholders will vote on the following items of business:

Item	Board Recommendation
Election of directors	FOR each nominee
Advisory vote on the compensation of Ceridian’s named executive officers	FOR
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022	FOR

In addition, Ceridian will consider any other business as may properly come before the Annual Meeting or any adjournment, continuation, or postponement thereof.

On or about March 23, 2022, Ceridian mailed or made available to its stockholders proxy materials, including the proxy statement for the Annual Meeting (the “Proxy Statement”), its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”), and form of proxy or the Notice of Internet Availability. These proxy materials can be accessed directly at proxyvote.com.

If you plan to attend the virtual Annual Meeting, please note the log-in procedures described under “Admission” on page 68 of the Proxy Statement.

If you have any questions regarding this information or the proxy materials, please contact Ceridian’s Corporate Secretary at stockholders@ceridian.com.

By Order of the Board of Directors,

William E. McDonald

Executive Vice President, General Counsel and Corporate Secretary

Minneapolis, Minnesota

March 23, 2022

This Notice of Annual Meeting and Proxy Statement and Form of Proxy

are being distributed and made available on or about March 23, 2022.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be Held on May 3, 2022. The Proxy Statement and 2021 Annual Report are available electronically on the “Investor Relations” page of Ceridian’s website located at www.ceridian.com and at proxyvote.com.

Dear Fellow Stockholders:

Together we are pleased to invite you to attend the 2022 Annual Meeting of Stockholders of Ceridian to be held virtually on May 3, 2022, at 9:00 a.m., Central Daylight Time at www.virtualshareholdermeeting.com/CDAY2022. Once again, we are holding our Annual Meeting virtually in order to make the meeting conveniently accessible to all of our stockholders, guests, and employees.

Despite continued challenges for us all brought on by the COVID-19 pandemic, 2021 was another year of growth for Ceridian’s business and our continued corporate governance journey. We would like to take this opportunity to share an update on the progress we have made as a Board of Directors (“Board”) in ensuring we remained responsive and accountable to the views of our stockholders in this past year.

Responsiveness to Stockholder Feedback. Our Board values stockholder input as we provide oversight of the strategic growth of Ceridian and we continue to make efforts to engage with investors directly. This was particularly important in 2021 to ensure we were responsive to the failed “Say on Pay” vote at our 2021 Annual Meeting. To solicit feedback from our stockholders on executive compensation practices, as well as corporate governance and environmental, social & governance (“ESG”) topics, the chairs of our Compensation Committee and Corporate Governance and Nominating Committee invited holders of approximately 75% of our outstanding common stock, $0.01 par value (“Common Stock”) to engage in listening sessions with them, ultimately meeting with holders of approximately 57% of our outstanding Common Stock. As highlighted in more detail in the Proxy Statement that follows, we incorporated that feedback directly into our decision-making as a Board in 2021.

Focus on ESG. In 2021 we published our first ESG report that described our vision and accomplishments in fostering sustainable and responsible growth. Following the publication of the report, we worked with a broad array of stakeholders including employees, customers, non-governmental agencies, and major stockholders to complete an ESG materiality assessment which helped us to establish a new strategic framework for efforts moving forward. Coming out of that assessment we have sought to foster greater accountability in our business to achieve positive change. To that end, we have set measurable, time-bound goals related to ESG on topics that our stakeholders have advised are important to our sustainable and responsible growth, ranging from data security and privacy to diversity, equity, and inclusion efforts. Please navigate to our brand-new ESG Portal on our website at www.ceridian.com to learn more about these exciting developments.

–––

2021 was an important year for our governance development and for Ceridian as a whole. For more information on our growth, governance, and compensation practices, we would encourage you to read the accompanying Proxy Statement and the 2021 Annual Report.

With gratitude for your confidence and support,

David D. Ossip Chair and Co-Chief Executive Officer	Gerald C. Throop Lead Director, Chair of the Audit Committee, Member of the Compensation Committee

2022 PROXY STATEMENT

CERIDIAN HCM HOLDING INC.

2022 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

2022 PROXY STATEMENT

2022 PROXY STATEMENT SUMMARY

Corporate Governance Journey

We are committed to sound corporate governance practices. As we enter our fifth year as a public company, our Board has continued to adopt measures designed to bolster the independent leadership on the Board and establish additional meaningful stockholder rights while continuing to maintain best practice efforts adopted previously. The following timeline summarizes the evolution of the Board’s corporate governance practices since our initial public offering in 2018:

1	2022 PROXY STATEMENT

Corporate Governance Priorities

Independent Board Oversight

Our Board is committed to providing frank, strategic leadership, independent from management.

80% of Directors are Independent	100% of Board Committees are fully comprised of Independent Directors

For more information on our board makeup and independence, please see “Director Independence” on page 17 of this Proxy Statement.

Board Diversity

Our Board believes that a diverse board is a more capable board. We are proud that:

50% of Directors are women or people of color	25% of Board Committees chaired by female Directors

For more information on our board diversity, please see page 9 of this Proxy Statement.

Robust Stockholder Engagement

Our Board is committed to engaging stockholders in the governance process. Our robust engagement process in 2021 included:

Reached out to stockholders holding approximately 75% of the outstanding Common Stock of the Company regarding compensation and corporate governance matters in 2021	Directors met with stockholders holding approximately 57% of the outstanding Common Stock of the Company to discuss compensation and corporate governance matters in 2021

For more information on our stockholder engagement program, please see page 27 of this Proxy Statement.

2	2022 PROXY STATEMENT

Continue Corporate Governance Best Practices

In the four years since our IPO, we have worked steadily to establish a governance framework founded on best practices articulated by our stockholders and independent advisory groups. Key policies and practices we have adopted include:

Board Governance Procedures	Board Governance Policies

✓Annual Board and Committee self-evaluations

✓Board Orientation Program for new directors

✓Sunsetting of staggered board in favor of annual elections

✓Commitment to move to majority voting in director elections by 2024

✓Corporate Governance Guidelines ✓Director “Overboarding” Guidelines ✓Stock Ownership Guidelines for Directors ✓No-Hedging and No-Pledging Policy ✓Related Person Transactions Policy

For more information, please see “Corporate Governance” beginning on page 26 of this Proxy Statement.

Executive Compensation Priorities

Our Board has been focused on building an executive compensation program that is significantly performance-based and stockholder aligned. In 2021, we focused on two major priorities:

Respond to Stockholder Feedback

Our Board has been intent on incorporating stockholder feedback into our 2021 and 2022 executive compensation programs. Following our failed Say on Pay vote in 2021, we met with stockholders and took the following actions in response to their feedback:

•	Awarded Mr. Ossip long-term incentive compensation in 2021 in line with relevant data sets and broader market competitive data
•	Removed “evergreen refresh” provision from our 2018 EIP
•	Awarded short-term incentive payout in accordance with terms of the Management Incentive Plan (“MIP”) and Sales Incentive Plan (“SIP”, and together with the MIP, the “STI”)
•	Introduced performance-based stock units (“PSUs”) into annual long-term incentive award program for named executive officers (“NEOs”)
•	Added “double trigger” change in control provisions to equity awards moving forward
•	Used and disclosed a broader “Peer Group” in considering market competitive compensation for NEOs

For more information on our stockholder engagement program, please see page 27 of this Proxy Statement.

Continue Executive Compensation Program Best Practices

We have worked closely with our independent compensation consultant, our stockholders, and other stakeholders to continue incorporating best practices into our executive compensation program. Key policies and practices we have adopted since our initial public offering include:

Compensation Procedures	Compensation Policies

✓“Pay for Performance” with majority of compensation “at risk”

✓Peer Group of 15 companies

✓Independent compensation consultant

✓“Double trigger” acceleration following a change-in-control

✓Limited executive perquisites

✓Stock Ownership Guidelines for Senior Management ✓Compensation Recovery (Clawback) Policy ✓No-Hedging and No-Pledging Policy

3	2022 PROXY STATEMENT

For more information on our executive compensation program, please see our Compensation Discussion and Analysis beginning on page 32 of this Proxy Statement.

2022 Annual Meeting Information
Date and Time Tuesday, May 3, 2022 9:00 a.m., Central Daylight Time	Location – Online www.virtualshareholdermeeting.com/CDAY2022	Record Date March 4, 2022 (the “Record Date”)

Meeting Agenda and Voting Recommendations

Proposal		Board Recommendation	Additional Information
Proposal One	Election of directors	FOR each nominee	Page 7
Proposal Two	Advisory vote on the compensation of Ceridian’s named executive officers	FOR	Page 59
Proposal Three	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022	FOR	Page 60
How to Cast Your Vote

Your vote is important! Please vote your shares promptly using one of the following methods listed below. See page 68 of this Proxy Statement for additional voting information.
Internet	Telephone	Mail	Virtual Meeting
Go to proxyvote.com 24 hours a day, seven days a week (Have your proxy card in hand when you visit the website)	Call toll-free at 1-800-690-6903 (Have your proxy card in hand when you call)	Complete and mail your proxy card	Enter the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable, at the time you log into the virtual meeting
If you hold exchangeable shares of Ceridian AcquisitionCo ULC (“Exchangeable Shares”), please see page 68 for voting instructions.

4	2022 PROXY STATEMENT

Proposal One:

Election of Directors

Our Board has nominated Brent B. Bickett, Ronald F. Clarke, Ganesh B. Rao, and Leagh E. Turner for election as Class I directors to hold office until the 2023 Annual Meeting of Stockholders. Please refer to page 12 of this Proxy Statement for additional important information about each of the nominees. Each of the nominees is a current member of our Board and has consented to serve if elected. The Board recommends a vote “FOR” each nominee.

Name	Class	Director Since[1]	Independent	Age	Gender	Race/ Ethnicity	Principal Occupation
Nominees:
Brent B. Bickett	I	2013	✓	57	M	W	President and CEO 3B Capital Partners, Inc.
Ronald F. Clarke	I	2018	✓	66	M	W	Chief Executive Officer FleetCor Technologies, Inc.
Ganesh B. Rao	I	2013	✓	45	M	A	Managing Director Thomas H. Lee Partners, L.P.
Leagh E. Turner	I	2022		50	F	W	Co-Chief Executive Officer Ceridian HCM Holding Inc.
Continuing Directors:
Deborah A. Farrington	II	2019	✓	71	F	W	President StarVest Management, Inc.
Thomas M. Hagerty	II	2013	✓	59	M	W	Managing Director Thomas H. Lee Partners, L.P.
Linda P. Mantia	II	2020	✓	53	F	W	Independent Director
David D. Ossip	III	2015		55	M	W	Co-Chief Executive Officer Ceridian HCM Holding Inc.
Andrea S. Rosen	III	2018	✓	67	F	W	Independent Director
Gerald C. Throop	III	2018	✓	64	M	W	Independent Director

Chair of the Board			M Male		W White/Caucasian
Lead Director			F Female		A Asian

[1]

Indicates the year in which each individual was appointed to serve on the Board of Ceridian HCM Holding Inc. Please note that this date does not reflect past positions held by any director with predecessor entities of Ceridian HCM Holding Inc. For more information on our directors’ service on predecessor entities (if applicable), please refer to the director biographies beginning on page 12 of this Proxy Statement.

5	2022 PROXY STATEMENT

Proposal Two:

Advisory Vote on the Compensation of Ceridian’s Named Executive Officers

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”) tabular disclosures and related narrative of this Proxy Statement. The Board recommends a vote “FOR” approval of NEO compensation because it believes that the policies and practices described in the CD&A beginning on page 32 of this Proxy Statement are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests. Since the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Compensation Committee or the Board. However, because we value our stockholders’ view, the Compensation Committee and Board will carefully consider the results of this advisory vote when formulating future executive compensation philosophy, policies, and practices.

Proposal Three:

Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2022

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2022, and we are asking our stockholders to ratify this appointment. The Board recommends a vote “FOR” this ratification.

6	2022 PROXY STATEMENT

Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

2022 PROXY STATEMENT

Our Board solicits your proxy on our behalf for the 2022 Annual Meeting, and at any adjournment, continuation, or postponement of the Annual Meeting, for the purposes set forth in this Proxy Statement and the accompanying Notice of 2022 Annual Meeting of Stockholders (the “Notice of Internet Availability”).

In this Proxy Statement, the terms “Ceridian,” “the Company,” “we,” “us”, and “our” refer to Ceridian HCM Holding Inc. and its subsidiaries. The mailing address of our principal executive office is Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

PROPOSAL ONE Election of Directors

Our fourth amended and restated certificate of incorporation provides that our Board is divided into three classes. At the 2022 Annual Meeting, successors to the directors whose terms expire at that annual meeting shall be elected to hold office for a one-year term expiring at the 2023 Annual Meeting. The Class I directors whose terms will expire at the 2022 Annual Meeting of Stockholders are Brent B. Bickett, Ronald F. Clarke, Ganesh B. Rao, and Leagh E. Turner. The Board has nominated each of Brent B. Bickett, Ronald F. Clarke, Ganesh B. Rao, and Leagh E. Turner for election as Class I directors of the Board.

Board Selection Criteria

Pursuant to the Corporate Governance Guidelines and the Corporate Governance and Nominating Committee charter, the Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board the nominees to stand for election as directors at the annual meeting of stockholders.

The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, each Class I nominee for election to the Board after considering the following criteria:

•	Personal qualities and characteristics, accomplishments, and reputation in the business community;
•	Current knowledge and contacts in the communities in which Ceridian does business and in Ceridian’s industry or other industries relevant to Ceridian’s business;
•	Ability and willingness to commit adequate time to Board and committee matters;
•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to Ceridian’s needs; and
•

Diversity of viewpoints, background, experience, and other demographics. In considering the diversity of a potential nominee, the Board will consider all aspects of diversity in order to enable the Board to perform its duties and responsibilities effectively.

7	2022 PROXY STATEMENT

The following table sets forth summary information regarding each director nominee and continuing director as of the Record Date. Additional information regarding the six continuing directors is available in the Board of Directors section, beginning on page 14 of this Proxy Statement.

					Committee Memberships
Name/Age	Class	Company Director Since[2]	Independent	Other Public Company Boards	Acquisition and Finance	Audit	Compensation	Corporate Governance and Nominating
Nominees:
Brent B. Bickett Age: 57	I	2013	✓	0
Ronald F. Clarke Age: 66	I	2018	✓	1
Ganesh B. Rao Age: 45	I	2013	✓	2
Leagh E. Turner Age: 50	I	2022		1
Continuing Directors:
Deborah A. Farrington Age: 71	II	2019	✓	2
Thomas M. Hagerty Age: 59	II	2013	✓	4
Linda P. Mantia Age: 53	II	2020	✓	1
David D. Ossip Age: 55	III	2015		1[3]
Andrea S. Rosen Age: 67	III	2018	✓	3
Gerald C. Throop Age: 64	III	2018	✓	0
Chair of the Board			Committee Chair			Audit Committee Financial Expert
Lead Director			Committee Member

[2]

Indicates the year in which each individual was appointed to serve on the Board of Ceridian HCM Holding Inc. Please note that this date does not reflect past positions held by any director with predecessor entities of Ceridian HCM Holding Inc. For more information on our directors’ service on predecessor entities (if applicable), please refer to the director biographies beginning on page 12 of this Proxy Statement.

[3]	Mr. Ossip serves as a director of one public special purpose acquisition company (“SPAC”) affiliated with Dragoneer Investment Group. His service on the SPAC board has a minimal time commitment.

8	2022 PROXY STATEMENT

SIGNIFICANT BOARD REFRESHMENT		AGE DISTRIBUTION
6	New Directors over the past 3 Years	59	Average age of Directors and Director Nominees
		Age range: 45 - 71

BOARD TENURE
4.2 Years Average Tenure

Board Diversity

As described above, the Board carefully considers the diversity of viewpoints, background, experience, and other demographics in selecting nominees for election to the Board. This section will provide an overview of the information relied upon by the Board in performing this analysis.

Demographic Diversity

The Board also takes the ethnic and gender diversity of its membership into account when selecting nominees for election to the Board.

DIRECTOR DIVERSITY: GENDER AND ETHNICITY	BOARD COMMITTEES CHAIRED BY WOMEN
50% of Directors are considered diverse •40% are women •10% are people of color	25% of Committees Chaired by Women

9	2022 PROXY STATEMENT

Skill Diversity

The Board relies on the matrix below which summarizes what our Board believes are desirable types of experience, qualifications, attributes, and skills possessed by one or more of our directors in selecting nominees for election to the Board.

	Brent B. Bickett	Ronald F. Clarke	Deborah A. Farrington	Thomas M. Hagerty	Linda P. Mantia	David D. Ossip	Ganesh B. Rao	Andrea S. Rosen	Gerald C. Throop	Leagh E. Turner	TOTAL
Strategic Transformation Leadership (Experience driving strategic direction and growth of an organization shifting its business strategy)	●	●	●	●	●	●	●	●	●	●	10
Public Company Board Service	●	●	●	●	●	●	●	●	●	●	10
C Suite / Senior Management Leadership	●	●	●	●	●	●		●	●	●	10
Industry Background (Human Capital Management, Financial Services, Fintech, Payments)	●	●	●	●	●	●	●	●	●	●	10
Technology or Software Experience (Implementing technology strategies for long-term R&D, planning and strategy)	●	●	●	●	●	●	●		●	●	9
Financial Literacy (Experience or expertise in financial accounting and reporting or financial management)	●	●	●	●	●	●	●	●	●		9
Global Business Background (Experience and exposure to markets and cultures outside the U.S.)	●	●	●	●	●	●	●	●	●	●	10
Mergers & Acquisitions / Corporate Finance	●	●	●	●	●	●	●	●	●	●	10
Human Resources / Talent Management		●	●		●	●	●			●	6
Enterprise Risk Management / Cybersecurity	●		●	●	●	●	●		●	●	8
ESG (Experience in ESG, community affairs, and/or corporate responsibility including sustainability, diversity, and inclusion)			●	●	●	●	●	●		●	7

10	2022 PROXY STATEMENT

Stockholder Recommendations

The Board will consider all submitted stockholder recommendations for Board nominees in making its nominations. Stockholders may submit recommendations for director candidates to the Corporate Governance and Nominating Committee by sending the individual’s name and qualifications to Ceridian HCM Holding Inc., c/o Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. The Corporate Secretary will forward all stockholder recommendations to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. Please see “Transaction of Other Business and Additional Information” beginning on page 72 for more information.

Director Nominees

Our Board has nominated Brent B. Bickett, Ronald F. Clarke, Ganesh B. Rao, and Leagh E. Turner for election as Class I directors to hold office until the 2023 Annual Meeting or until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each of the nominees. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

11	2022 PROXY STATEMENT

 Information Concerning Nominees for Election for a One-Year Term Ending at the 2023 Annual Meeting

The biographies of each of the nominees contain information regarding each such person’s service as a director, business experience, public company director positions held as of February 25, 2022, and at any time during the last five years and the experience, qualifications, attributes, or skills that caused our Board to determine that the person should serve as a director of the Company.

Brent B. Bickett Age 57 Director since 2013 Independent Committees • Acquisition and Finance • Compensation (Chair) • Corporate Governance and Nominating	Background

Mr. Bickett has served as a director of Ceridian HCM Holding Inc. since December 2013. He also served as a director or manager for other Ceridian entities between May 2007 and April 2018. Mr. Bickett is currently president and chief executive officer of 3B Capital Partners, Inc., a private principal investment and capital advisory company. Previously, Mr. Bickett served as president and senior advisor for Cannae Holdings, Inc. (“Cannae”), a New York Stock Exchange (“NYSE”) listed diversified investment company. Mr. Bickett also previously served as president and executive vice president of corporate strategy at Fidelity National Financial, Inc., a leading provider of title insurance and real estate settlement services.

Qualifications
We believe that Mr. Bickett’s extensive investment, management, transaction, capital allocation, and corporate strategy expertise make him well-qualified to serve as a director.
Other Current Public Company Boards
None.

Ronald F. Clarke Age 66 Director since 2018 Independent Committees • Compensation

Background

Mr. Clarke has served as a director of Ceridian HCM Holding Inc. since July 2018. Mr. Clarke has been the chief executive officer of FleetCor Technologies, Inc., a leading global business payments company and a NYSE listed company, since August 2000 and has served as chairman of its board of directors since March 2003. From 1999 to 2000, Mr. Clarke served as president and chief operating officer of AHL Services, Inc., a staffing firm. From 1990 to 1998, Mr. Clarke served as chief marketing officer and later as a division president with Automatic Data Processing, Inc., a computer services company. From 1987 to 1990, Mr. Clarke was a principal with Booz Allen Hamilton, a global management consulting firm. Earlier in his career, Mr. Clarke was a marketing manager for General Electric Company, a diversified technology, media, and financial services corporation.

Qualifications We believe that Mr. Clarke’s management and leadership experience make him well-qualified to serve as a director.
Other Current Public Company Boards FleetCor Technologies, Inc.

12	2022 PROXY STATEMENT

Ganesh B. Rao Age 45 Director since 2013 Independent Committees • Acquisition and Finance • Corporate Governance and Nominating	Background

Mr. Rao has served as a director of Ceridian HCM Holding Inc. since September 2013, and other Ceridian entities between May 2013 and April 2018. Mr. Rao is a managing director of Thomas H. Lee Partners, L.P. (“THL”), a private equity firm, which he joined in 2000. Prior to joining THL, Mr. Rao worked at Morgan Stanley & Co. Incorporated in the mergers & acquisitions department. Mr. Rao currently serves on the boards of directors of Black Knight, Inc. and Dun & Bradstreet Holdings, Inc., both NYSE listed companies. Previously, Mr. Rao also served as a director for MoneyGram International, Inc., a NASDAQ listed company.

Qualifications

We believe that Mr. Rao’s managerial and strategic expertise working with large growth-oriented companies as a managing director of THL and his experience enhancing value at such companies make him well-qualified to serve as a director.

Other Current Public Company Boards
Black Knight, Inc. Dun & Bradstreet Holdings, Inc.

Leagh E. Turner Age 50 Director since 2022 Non-Independent	Background

Ms. Turner has served as Co-Chief Executive Officer of Ceridian HCM Holding Inc. since February 2022, and has served as a director since February 2022. Ms. Turner joined Ceridian in 2018, serving as President from August 2018 until February 2022 and Chief Operating Officer from February 2020 until February 2022. Prior to joining Ceridian, Ms. Turner held the position of global chief operating officer, strategic customer program of SAP, an enterprise software and programming company, from October 2016 to August 2018. Ms. Turner is a member of the board of directors for Manulife Financial Corporation, a NYSE and Toronto Stock Exchange (“TSX”) listed company.

Qualifications
We believe that Ms. Turner’s managerial and operational expertise along with her deep knowledge of our industry make her well-qualified to serve as a director.
Other Current Public Company Boards
Manulife Financial Corporation

Recommendation of the Board

In addition to each nominee’s specific experience, qualifications, attributes, and skills that led the Board to the conclusion that such person should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty, and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees. As a result, the Board recommends that you vote “for” the election of each of the nominees.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

13	2022 PROXY STATEMENT

BOARD OF DIRECTORS

In addition to the director nominees described above, six directors will continue to serve on the Board following the Annual Meeting. The biographies of each of the incumbent directors is below, including information regarding each person’s service as a director, business experience, public company director positions held currently or at any time during the last five years and the experience, qualifications, attributes, or skills that caused our Board to determine that the person should serve as a director of the Company.

Incumbent Class II Directors – Term Expiring at the 2023 Annual Meeting:

Deborah A. Farrington Age 71 Director since 2019 Independent Committees • Acquisition and Finance • Audit • Corporate Governance and Nominating (Chair)	Background

Ms. Farrington has served as a director of Ceridian HCM Holding Inc. since April 2019. Ms. Farrington is a founder and President of StarVest Management, Inc., the management company for the StarVest funds, and since 1999 has been a general partner of StarVest Partners, L.P., an expansion stage venture capital and growth equity firm. Ms. Farrington currently serves on the board of directors of NCR Corporation and RedBall Acquisition Corp., both NYSE listed companies. Within the past five years, Ms. Farrington also served on the board of directors of Collectors Universe, Inc., a NASDAQ listed company. Earlier in her career, Ms. Farrington was an investment banker and executive with Merrill Lynch & Co., an investment bank.

Qualifications

We believe that Ms. Farrington’s executive leadership and extensive experience on boards of directors, as well as her experience in software and financial services, make her well-qualified to serve as a director.

Other Current Public Company Boards NCR Corporation RedBall Acquisition Corp.

Thomas M. Hagerty Age 59 Director since 2013 Independent Committees • Acquisition and Finance (Chair) • Compensation	Background

Mr. Hagerty has served as a director of Ceridian HCM Holding Inc. since September 2013, and other Ceridian entities between April 2008 and April 2018. Mr. Hagerty is a managing director of THL, a private equity firm, which he joined in 1988. Mr. Hagerty currently serves on the boards of directors of Black Knight, Inc., Dun & Bradstreet Holdings, Inc., Fidelity National Financial, Inc., and FleetCor Technologies, Inc., all NYSE listed companies. Within the past five years, Mr. Hagerty also served as a director for Fidelity National Information Services, Inc. and Foley Trasimene Acquisition Corp., both NYSE listed companies.

Qualifications

We believe that Mr. Hagerty’s managerial and strategic expertise working with large growth-oriented companies as a managing director of THL and his experience in enhancing value at such companies, along with his expertise in corporate finance, make him well-qualified to serve as a director.

Other Current Public Company Boards
Black Knight, Inc. Dun & Bradstreet Holdings, Inc. Fidelity National Financial, Inc. FleetCor Technologies, Inc.

14	2022 PROXY STATEMENT

Linda P. Mantia Age 53 Director since 2020 Independent Committees • Audit	Background

Ms. Mantia has served as a director of Ceridian HCM Holding Inc. since June 2020. In addition, Ms. Mantia currently serves on the board of directors of McKesson Corporation, a NYSE listed company. Previously, she served on the board of MindBeacon Holdings Inc., a TSX listed company at the time of her service. Prior to joining our Board, Ms. Mantia was Senior Executive Vice President, Chief Operating Officer of Manulife Financial Corporation, an international insurance and financial service company listed on the NYSE and TSX. Ms. Mantia also previously served as Executive Vice President of Digital Banking, Payments and Cards at Royal Bank of Canada (“RBC”), a multinational financial services company listed on the NYSE, as well as in other leadership roles at RBC, including Executive Vice President, Global Cards and Payments. Earlier in her career, Ms. Mantia worked at McKinsey & Co., a global management consulting firm, and prior to that, she practiced law at Davies Ward Phillips & Vineberg LLC.

Qualifications
We believe that Ms. Mantia’s executive leadership roles and her financial services, payments, and digital technology experience make her well-qualified to serve as a director.
Other Current Public Company Boards
McKesson Corporation

Incumbent Class III Directors – Term Expiring at the 2024 Annual Meeting:

David D. Ossip Age 55 Director and Chair of the Board since 2015 Non-Independent	Background

Mr. Ossip is Chair of the Board and Co-Chief Executive Officer for Ceridian HCM Holding Inc.  Mr. Ossip has held the position of Chair since August 2015 and Co-Chief Executive Officer since February 2022. Mr. Ossip served as Chief Executive Officer of Ceridian from July 2013 until February 2022. Mr. Ossip joined Ceridian following the acquisition of Dayforce Corporation in 2012, where he held the position of chief executive officer. Mr. Ossip currently serves as a director of Dragoneer Growth Opportunities Corp III, a NASDAQ listed special acquisition company.[4] Mr. Ossip previously served as a director for Dragoneer Growth Opportunities Corp, a NYSE listed company, and Dragoneer Growth Opportunities Corp II, a NASDAQ listed company.

Qualifications
We believe that Mr. Ossip’s managerial and strategic expertise along with his deep knowledge of our industry make him well-qualified to serve as a director.
Other Current Public Company Boards
Dragoneer Growth Opportunities Corp III

[4]	Mr. Ossip’s service on the SPAC board has a minimal time commitment.

15	2022 PROXY STATEMENT

Andrea S. Rosen Age 67 Director since 2018 Independent Committees • Audit • Corporate Governance and Nominating	Background

Ms. Rosen has served as a director of Ceridian HCM Holding Inc. since July 2018. In addition, Ms. Rosen serves on the boards of directors of Element Fleet Management Corp., a TSX listed company, Emera Inc., a TSX listed company, and Manulife Financial Corporation, a NYSE and TSX listed company. Ms. Rosen was vice chair of TD Bank Financial Group, a company which offered a full range of financial products and services, and president of TD Canada Trust from 2002 to 2005. Previously, she was executive vice president of TD Commercial Banking and vice chair of TD Securities.

Qualifications
We believe that Ms. Rosen’s experience on boards of directors and her strategic experience in those roles make her well-qualified to serve as a director.
Other Current Public Company Boards
Element Fleet Management Corp. Emera Inc. Manulife Financial Corporation
Gerald C. Throop Age 64 Director since 2018 and Lead Director since 2019 Independent Committees • Audit (Chair) • Compensation	Background

Mr. Throop has served as a director of Ceridian HCM Holding Inc. since April 2018 and Lead Director since November 2019. Since 2011, Mr. Throop has worked independently as a private equity investor, director, and advisor to early stage companies. Prior to 2011, he spent 17 years in executive leadership positions in the securities and banking industry, including the position of executive vice president, managing director, and head of equities for both the National Bank of Canada and Merrill Lynch Canada. Mr. Throop has served as either a member of the board of directors or the chief financial officer of several companies that were TSX listed at the time of his service, including Workbrain Corporation, Toronto Stock Exchange, Call-Net Enterprises/Sprint Canada Inc., and Tie Telecommunications Canada Limited. Mr. Throop is a Chartered Public Accountant.

Qualifications
We believe that Mr. Throop’s financial, managerial, and investment experience make him well-qualified to serve as a director.
Other Current Public Company Boards
None

16	2022 PROXY STATEMENT

Director Independence

We have a majority of independent directors serving on our Board and each of the committees of our Board are comprised solely of independent directors. Our Board has affirmatively determined that Messrs. Bickett, Clarke, Hagerty, Rao, and Throop, and Mses. Farrington, Mantia, and Rosen are independent directors under the applicable rules of the NYSE after considering, among other things, their interests, as applicable, in any related party transactions described below under “Certain Relationships and Related Party Transactions”.

INDEPENDENT DIRECTORS
80%
of Directors are Independent

Board Leadership Structure

Under our Board’s current leadership structure, we have an executive Chair and an independent Lead Director.

Mr. Ossip, our Co-Chief Executive Officer, serves as Chair of our Board. He presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the chair of a board of directors. Our Board believes that the current Board leadership structure, which includes a Lead Director, provides effective independent oversight of management while allowing our Board and management to benefit from Mr. Ossip’s leadership and years of managerial and strategic experience. Our Board believes Mr. Ossip is best positioned to identify strategic priorities, lead critical discussions, and execute our strategy and business plans, and that he possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing Ceridian. Our Board believes that Mr. Ossip’s combined role enables strong leadership, creates clear accountability, facilitates information flow between management and our Board, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders.

Mr. Throop was elected by the independent directors to serve as our independent Lead Director. He is empowered with and exercises robust, well-defined duties as set forth in our Corporate Governance Guidelines, a copy of which is available on our website located at www.ceridian.com. The primary duties of the Lead Director include:

•

advise the Chair concerning matters for the Board to consider and information to be provided to the Board, including through the retention of advisors and consultants who report directly to the Board, and collaborate with the Chair concerning meeting agendas and schedules;

•

preside at meetings of the Board in the absence of, or upon the request of, the Chair and call and preside over all executive sessions of non-employee directors and independent directors and report to the Board, as appropriate, concerning such executive sessions; and

•

serve as a liaison and supplemental channel of communication between non-employee directors and independent directors and the Chair, and as the principal liaison for consultation and communication between major stockholders and the non-employee directors and independent directors.

17	2022 PROXY STATEMENT

Meetings of the Board of Directors and Stockholders

Our Board held six meetings in fiscal year 2021. Each director attended at least 94% of all meetings of the Board and the committees on which they served that were held during fiscal year 2021. All directors are encouraged to attend our annual meeting of stockholders.

Our 2021 Annual Meeting was held virtually. All directors who served at the time of the meeting logged into the electronic phone system to attend the annual meeting, although their participation was limited by technical difficulties experienced by our meeting provider.

BOARD MEETINGS	COMMITTEE MEETINGS	ATTENDANCE
		Each director attended at least
6	20	94%
Board meetings in fiscal year 2021	Meetings of all Board committees in fiscal year 2021	of all meetings of the Board and committees on which they served

18	2022 PROXY STATEMENT

Committees of the Board of Directors

Our Board has established an Acquisition and Finance Committee, Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each committee operates under a charter that has been approved by our Board and has the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each committee is available on our website at www.ceridian.com.

ACQUISITION AND FINANCE COMMITTEE

Meetings held in 2021: 1

Purpose: The primary purpose of our Acquisition and Finance Committee is to assist the Board’s oversight of, among other things, reviewing and providing direction regarding matters involving capital expenditures, investments, acquisitions, dispositions, financing activities and other related matters.

Composition: The Acquisition and Finance Committee is currently composed of Messrs. Bickett, Hagerty, and Rao and Ms. Farrington. Mr. Hagerty serves as chair.

AUDIT COMMITTEE

Meetings held in 2021: 10

Purpose: The primary purpose of our Audit Committee is to assist the Board’s oversight of, among other things:

•audits of our financial statements;

•the integrity of our financial statements;

•our policies and practices with respect to risk assessment and risk management (except with respect to those risks for which oversight is assigned to another Board committee);

•the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•the qualifications, engagement, compensation, independence, and performance of our independent auditor;

•the performance of our internal audit function; and

•review with management the Company’s policies and practices with respect to risk assessment and risk management.

Composition: The Audit Committee is currently composed of Mses. Farrington, Mantia, and Rosen and Mr. Throop. Mr. Throop serves as chair of the Audit Committee, and each of Mses. Farrington, Mantia, and Rosen and Mr. Throop qualify as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K. Our Board has affirmatively determined that each of Mses. Farrington, Mantia, and Rosen and Mr. Throop qualify as audit committee financial experts and meet the definition of an “independent director” for the purposes of serving on the Audit Committee under applicable NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Audit Committee is governed by a charter that complies with the rules of the NYSE.

19	2022 PROXY STATEMENT

COMPENSATION COMMITTEE

Meetings held in 2021: 5

Purpose: The primary purpose of our Compensation Committee is to assist the Board in overseeing our management compensation policies and practices, including, among other things:

•determining and approving the compensation of our executive officers;

•reviewing and approving incentive compensation awards to executive officers;

•making recommendations to the Board with respect to compensation of our directors;

•reviewing and approving selection of peer companies used for compensation analysis; and

•making recommendations to the Board with respect to all equity-based compensation plans.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the Compensation Committee may delegate the approval of certain decisions relating to equity compensation to a subcommittee consisting solely of members of the Compensation Committee who are “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act.

Composition: Our Compensation Committee is composed of Messrs. Bickett, Clarke, Hagerty, and Throop. Mr. Bickett serves as chair of the Compensation Committee. All members of the Compensation Committee meet the required independence standards under applicable NYSE and SEC rules. The Compensation Committee is governed by a charter that complies with the rules of the NYSE.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Meetings held in 2021: 4

Purpose: The primary purposes of our Corporate Governance and Nominating Committee are to, among other things:

•make recommendations to the Board regarding nomination of individuals as members of the Board and its committees;

•assist the Board with identifying individuals qualified to become Board members; and

•determine corporate governance practices and related matters.

Further, the Corporate Governance and Nominating Committee provides oversight of Ceridian’s ESG efforts.

Composition:  Our Corporate Governance and Nominating Committee is comprised of Mses. Farrington and Rosen and Messrs. Bickett and Rao. Ms. Farrington serves as chair of the Corporate Governance and Nominating Committee. Our Board has affirmatively determined that each of Mses. Farrington and Rosen and Messrs. Bickett and Rao meet the definition of an “independent director” for purposes of serving on the Corporate Governance and Nominating Committee under applicable NYSE rules. The Corporate Governance and Nominating Committee is governed by a charter that complies with the rules of the NYSE.

20	2022 PROXY STATEMENT

Board’s Role in Risk Oversight

Our Board works directly with management to review Ceridian’s major areas of risk, assess management’s strategies for adequately managing risk, and determine the levels of risk appropriate for Ceridian.

The committees of the Board support the Board in exercising its risk oversight duties by overseeing the risks within the purview of their respective substantive areas. While the Audit Committee has responsibility to review corporate practices and policies with regard to risk management, the chairs of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee report on any committee-level risk-related discussions to the Board at each regular meeting of the Board, and the Acquisition and Finance Committee reports regularly to the Board summarizing the committee’s actions and any significant issues considered by the committee. This reporting process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

A breakdown of the type of risks overseen by each committee is provided here:

Acquisition and Finance Committee	Compensation Committee
•Capital expenditures, investments, acquisitions, dispositions, financing activities and other related matters	•Compensation policies and practices impacting recruitment and retention of executive talent, including reviewing and approving the annual compensation risk assessment conducted by management
Audit Committee	Corporate Governance and Nominating Committee

•Oversight over risk management process

•The conduct and systems of internal control over financial reporting and disclosure controls and procedures

•Oversight responsibility includes regular review of policies and practices with respect to risk assessment and risk management – including in the areas of cybersecurity and other information technology risk and privacy

•Corporate governance and related matters, including Board composition and refreshment and ESG related items

Additional information regarding the responsibilities of each committee is available in the Committees of the Board of Directors section, beginning on page 19 of this Proxy Statement, and in the charters of each of the Board committees.

21	2022 PROXY STATEMENT

DIRECTOR COMPENSATION

Our Board believes that compensation for directors should be competitive, aligned with stockholders, and reflect the highest standards of corporate governance. Our compensation program for directors is reviewed periodically by our Compensation Committee to ensure that we continue to provide a competitive compensation program.

Current Director Compensation Program

The current director compensation program for non-employee directors consists of:

•	An annual cash retainer of $50,000;
•	Annual equity award grants of $250,000;
•	Annual cash Committee chair fees (Audit - $20,000, Compensation - $12,500, Corporate Governance & Nominating Committee - $7,500);
•	Annual cash Lead Director fee of $50,000; and
•	One-time time-based restricted stock unit (“RSU”) grant with a value of $200,000 made to non-employee directors upon appointment to the Board.

The annual cash retainer and annual cash Committee chair and Lead Director fees are paid pro-rata quarterly. Directors are given the flexibility to elect to receive any portion of their annual cash retainer or annual cash Committee chair and Lead Director fees in the form of equity award grants and to receive any annual equity awards in the form of either RSUs, time-based stock options, or any combination of the two. Annual equity award grants, regardless of form, vest pro-rata quarterly over one year following the date of grant. The one-time RSU award vests pro-rata annually over a three-year period following the date of grant.

Our directors may be reimbursed for approved director education courses and out-of-pocket travel expenses incurred in connection with attendance at Board and Board committee meetings and other Board-related activities.

There are no annual cash fees paid to the chair of the Acquisition and Finance Committee.

Director Stock Ownership Principles

Stock ownership and stockholder alignment are key principles of our director compensation program and are reinforced from a director’s appointment to the Board until their service concludes. Therefore, we provide for annual elections where directors may receive any portion of their annual cash fees in the form of equity awards and provide a one-time equity award upon a non-employee director’s appointment to the Board.

Stock Ownership Guidelines

The Compensation Committee has established Stock Ownership Guidelines to encourage equity ownership by our executive officers and non-employee directors in order to reinforce the link between their financial interests and those of our stockholders. A person covered by the Stock Ownership Guidelines will have five years from the later of February 27, 2020, or the date the individual becomes a covered person to satisfy the stock ownership requirements.

We set the Stock Ownership Guidelines for our non-employee directors based on a multiple of their annual base cash retainer as of December 31 of each year. Qualifying shares under the Stock Ownership Guidelines consist of:

•	shares of our Common Stock or Exchangeable Shares held directly or beneficially owned by the non-employee director; and
•	vested RSUs held directly by the non-employee director and granted to the non-employee director under a Ceridian equity plan.

22	2022 PROXY STATEMENT

Under our Stock Ownership Guidelines, each non-employee director is expected to own an amount of our stock equal in value to five times his or her annual base cash retainer. The following table reflects the stock owned as of December 31, 2021, against the Stock Ownership Guidelines for each non-employee director:

Covered Person	Guideline Multiple	Annual Cash Retainer ($)	Stock Ownership Guideline Requirement ($)	Stock Ownership (#)		Total Value of Stock Ownership ($)(1)	Compliant with the Guideline
Brent B. Bickett	5x	$50,000	$250,000	93,373	(2)	$9,692,117	Yes
Ronald F. Clarke	5x	$50,000	$250,000	13,634	(3)	$1,415,209	Yes
Deborah A. Farrington	5x	$50,000	$250,000	8,965	(4)	$930,567	Yes
Thomas M. Hagerty	5x	$50,000	$250,000	183,891	(5)	$19,087,886	Yes
Linda P. Mantia	5x	$50,000	$250,000	4,668	(6)	$484,538	Yes
Ganesh B. Rao	5x	$50,000	$250,000	36,497	(7)	$3,788,389	Yes
Andrea S. Rosen	5x	$50,000	$250,000	4,355	(8)	$452,049	Yes
Gerald C. Throop	5x	$50,000	$250,000	36,026	(9)	$3,739,499	Yes

(1)

Under the Stock Ownership Guidelines, the value of the stock ownership is based on the trailing 20-day simple moving average stock price of our Common Stock prior to and including December 31, 2021 ($103.80 per share).

(2)	Consists of (i) 5,999 shares of Common Stock, and (ii) 87,374 shares of Common Stock held by Mr. Bickett through ownership of Ponte Verde Beach Limited Partnership.
(3)	Consists of 13,634 shares of Common Stock.
(4)	Consists of 8,965 shares of Common Stock.
(5)

Consists of (i) 84,256 shares of Common Stock; (ii) 84,235 shares of Common Stock held by Hagerty Family 2006 Trust; and (iii) 15,400 shares of Common Stock held by a private charitable foundation of which Mr. Hagerty shares voting and dispositive power.

(6)	Consists of 4,668 shares of Common Stock that are issuable at the election of the recipient pursuant to RSUs that are currently vested.
(7)	Consists of 36,497 shares of Common Stock. Excludes 4,043 shares of Common Stock, which Mr. Rao disclaims beneficial ownership.
(8)	Consists of 4,355 shares of Common Stock.
(9)

Consists of (i) 23,185 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares; and (ii) 12,841 shares of Common Stock that are issuable at the election of the recipient pursuant to RSUs that are currently vested.

Discussion of the Stock Ownership Guidelines as they apply to the NEOs is contained in the Compensation Discussion & Analysis at page 32 of this Proxy Statement.

23	2022 PROXY STATEMENT

Director Compensation for Fiscal Year 2021

The following table presents the total annual compensation for each person who served as a member of our Board during 2021, other than Mr. Ossip. Mr. Ossip received no additional compensation for his service as a member of our Board during 2021.

Name	Fees Earned in Cash ($)(1)(2)	Stock Awards ($)(2)(3)(5)	Option Awards ($)(2)(4)(5)	Total ($)

Brent B. Bickett	—	$312,500	—	$312,500

Ronald F. Clarke	—	$300,000	—	$300,000

Deborah A. Farrington	$50,875	$250,000	—	$300,875

Thomas M. Hagerty	$33,375	—	$250,000	$283,375

				—
Linda Mantia	—	$200,000	$100,000	$300,000

Ganesh B. Rao	—	$300,000	—	$300,000
	—

Andrea S. Rosen	—	—	$300,000	$300,000

	$—
Gerald C. Throop	—	—	$370,000	$370,000

(1)	Represents cash fees earned in fiscal year 2021. Our directors are paid their cash fees in installments in arrears quarterly.
(2)	In May 2021, Mr. Bickett elected to receive all $300,000 of his 2021 annual cash and equity compensation and his $12,500 Compensation Committee Chair fee in the form of RSUs for a total of 3,575 RSUs.

In May 2021, Mr. Clarke elected to receive all $300,000 of his 2021 annual cash and equity compensation in the form of RSUs, for a total of 3,432 RSUs.

In May 2021, Ms. Farrington elected to receive all $250,000 of her 2021 annual equity compensation in the form of RSUs for a total of 2,860 RSUs, and all $50,000 of her annual cash compensation and all $7,500 of her Corporate Governance and Nominating Chair fee in the form of cash. Amount shown in table reflects the amount of cash compensation earned in 2021 consisting of (i) $12,500 from the election of annual cash compensation of $37,500 for the period from May 1, 2020, through April 30, 2021, and (ii) $38,375 from the election of annual cash compensation of $57,500 of annual cash compensation for the period from May 1, 2021, through April 30, 2022.

In May 2021, Mr. Hagerty elected to receive all $250,000 of his 2021 annual equity compensation in the form of stock options, for a total of 6,803 stock options, and all $50,000 of his annual retainer in the form of cash. Amounts shown in table reflects the amount of cash compensation earned in 2021 consisting of $33,375 from the election of annual cash compensation of $50,000 for the period from May 1, 2021, through April 30, 2022.

In May 2021, Ms. Mantia elected to receive $200,000 of her 2021 annual cash and equity compensation in the form of RSUs, for a total of 2,288 RSUs and $100,000 of her 2021 annual cash and equity compensation in the form of stock options, for a total of 2,721 stock options.

In May 2021, Mr. Rao elected to receive all $300,000 of his 2021 annual cash and equity compensation in the form of RSUs, for a total of 3,432 RSUs.

In May 2021, Ms. Rosen elected to receive all $300,000 of her 2021 annual cash and equity compensation in the form of stock options, for a total of 8,164 stock options.

In May 2021, Mr. Throop elected to receive all $300,000 of his 2021 annual cash and equity compensation, all $20,000 of his annual Audit Committee Chair fee, and all $50,000 of his Lead Director fee in the form of stock options, for a total of 10,069 stock options.

(3)

Represents the aggregate grant date fair value of the RSUs awards granted in 2021, computed in accordance with Financial Accounting Standards Board Account Standards Codification (“FASB ASC”) Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2021 Annual Report. The closing price on the grant date of May 7, 2021, was $87.40.

(4)

Represents the aggregate grant date fair value of the stock option awards granted in 2021, computed in accordance with FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2021 Annual Report. The grant date fair value of the stock options awards is based on a Black-Scholes model valuation determined on the date of grant, which was May 7, 2021. The exercise price is the closing price on the grant date of May 7, 2021, of $87.40. The actual value of the stock option awards, if any, to be

24	2022 PROXY STATEMENT

realized by a director depends on whether the price of our Common Stock at exercise is greater than the exercise price of the stock options.
(5)	Unvested equity as of December 31, 2021:

(a) Mr. Bickett holds 1,787 RSUs that vest in two quarterly installments beginning on February 7, 2022;

(b) Mr. Clarke holds 1,716 RSUs that vest in two quarterly installments beginning on February 7, 2022;

(c) Ms. Farrington holds 1,430 RSUs that vest in two quarterly installments beginning on February 7, 2022;

(d) Mr. Hagerty holds 3,401 stock options that vest in two quarterly installments beginning on February 7, 2022;

(e) Ms. Mantia holds 1,360 stock options that vest in two quarterly installments beginning on February 7, 2022, 1,144 RSUs that vest in two quarterly installments beginning on February 7, 2022;

(f) Mr. Rao holds 1,716 RSUs that vest in two quarterly installments beginning on February 7, 2022;

(g) Ms. Rosen holds 4,082 stock options that vest in two quarterly installments beginning on February 7, 2022;

(h) Mr. Throop holds 5,034 stock options that vest in two quarterly installments beginning on February 7, 2022

25	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

Code of Conduct

We have a Code of Conduct that applies to all employees, contractors, officers, and directors of Ceridian HCM Holding Inc. and its majority-owned subsidiaries and controlled affiliates. A copy of the Code of Conduct is available on our website located at www.ceridian.com. Any amendments to or waivers from our Code of Conduct granted to directors or executive officers will be disclosed on our website promptly following the date of such amendment or waiver.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE and the TSX, which serve as a flexible framework within which our Board and its committees operate. These guidelines cover several areas, including Board composition, roles of the Chair and Lead Director, director nominations and Board membership criteria, Board meetings and executive sessions, Board committees, management succession, Board compensation, expectations of directors, Board performance evaluations, and access to management and outside advisors. A copy of our Corporate Governance Guidelines is posted on our website at www.ceridian.com.

Director Service on Other Public Company Boards

We value the experience directors bring from other boards on which they serve, but also recognize that those boards may present demands on a director’s time and availability and may present conflicts or legal issues. Accordingly, under our Corporate Governance Guidelines, a director is required to receive approval from the Chair of the Corporate Governance and Nominating Committee and the Corporate Secretary prior to joining a new board of directors or undertaking other significant commitments involving affiliation with other businesses or governmental agencies. The guidelines state that no director may sit on more than five public company boards (including the Company’s), and no director who is a CEO of a public company may sit on the board of more than two public companies besides the public company for which they are CEO. As of the time of mailing of this Proxy Statement, all directors satisfy the “overboarding” guidelines.

No-Hedging and No-Pledging Policy

Our Insider Trading and Tipping Policy prohibits the hedging or pledging of Ceridian stock by our directors or executive officers unless an exception is granted by the Board. No exceptions to the policy were granted in 2021.

Director Evaluations

Our Board and Board committees conduct annual self-assessments of the effectiveness of the Board, Board committees, and our directors. The evaluation process was developed by and is administered under the direction of the Corporate Governance and Nominating Committee. The assessment is facilitated through a questionnaire process which was refreshed in 2021 and is designed to elicit feedback with respect to areas such as Board and committee composition, governance, communication, culture, risk, and strategy. Responses are discussed with each of the Board committees and the full Board. Recommendations are discussed with the Board and within the appropriate Board committees, and then considered and implemented as appropriate.

Indemnification of Directors and Officers

Our fourth amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).

We have entered into indemnification agreements with each of our directors. These indemnification agreements provide the directors with contractual rights to indemnification and expense advancement and reimbursement to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

26	2022 PROXY STATEMENT

STOCKHOLDER ENGAGEMENT

Our Board continues to value stockholder input and has sustained its stockholder engagement efforts throughout 2021. As detailed below, our Board incorporated the feedback received from stockholders directly into its decision-making in 2021.

Scope of Engagement

Following our 2021 Annual Meeting, in order to understand the executive compensation, corporate governance, and ESG concerns of our stockholders, we reached out to stockholders holding approximately 75% of the outstanding Common Stock of the Company as of June 30, 2021, to offer meetings with both the Chair of our Compensation Committee and Chair of our Corporate Governance and Nominating Committee. Ultimately, both the Chair of our Compensation Committee and Chair of our Corporate Governance and Nominating Committee participated in 12 meetings with stockholders holding approximately 57% of the outstanding Common Stock of the Company as of June 30, 2021. In addition, the Chair of our Corporate Governance and Nominating Committee and/or management also separately met with stockholders holding approximately 21% of the outstanding Common Stock of the Company as of June 30, 2021, to specifically discuss ESG-related matters.

OUTREACH	MEETINGS WITH COMMITTEE CHAIRS	PERCENTAGE OWNERSHIP
Reached out to stockholders holding approximately		Directors or management met with stockholders holding approximately
75%	12	57%
of the outstanding Common Stock of the Company regarding compensation and corporate governance matters	Stockholder meetings with the Chair of our Compensation Committee and the Chair of our Corporate Governance and Nominating Committee regarding compensation and corporate governance matters	of the outstanding Common Stock of the Company to discuss compensation and corporate governance topics

These meetings were in addition to the touchpoints with our stockholders to discuss Ceridian’s strategy and our financial and business performance throughout the year that were attended by our Chair and Co-Chief Executive Officer, Chief Financial Officer, and other members of senior management.

27	2022 PROXY STATEMENT

Response to Failed 2021 Say on Pay Vote

Our Board focused much of its engagement efforts in 2021 on understanding stockholder concerns around executive compensation that resulted in the failed Say on Pay vote at our 2021 Annual Meeting. Those conversations were productive, and led to the following actions in 2021:

What we heard	How we responded
The quantum was too high for Mr. Ossip’s 2020 special performance-based stock option grant

In designing Mr. Ossip’s long-term incentive award, the Compensation Committee considered the feedback from some stockholders regarding the quantum of the 2020 special performance-based stock option grant. The $9 million value of the annual long-term incentive equity awards granted to Mr. Ossip in 2021 and 2022 are in line with grants made to chief executive officers of companies in relevant data sets and broader market competitive data.

The intention of the special, one-time performance-based stock option grant to Mr. Ossip in 2020 was to cover multiple years and serve as a “bridge” to transition him to ongoing competitive, annual long-term incentive equity grants which the Compensation Committee and the Board began in February 2021.

Please see the Compensation Discussion & Analysis section beginning on page 32 for more information.

Concern about dilutive effect of the 3% “evergreen refresh” provision in the 2018 EIP

The Board amended the 2018 EIP to remove the 3% “evergreen refresh provision” effective on April 1, 2022.

Please see the “Equity Compensation Plan Information” section beginning on page 62 for more information.

Proxy advisory firm concern with the use of discretion to award STI payouts to management

In 2021, no discretionary STI payouts were made under our MIP. Our adjusted EBITDA margin overperformed targets while our Cloud Revenue underperformed targets, resulting in a payout under the terms of the plan of 100% of target incentive compensation.

Please see the Compensation Discussion & Analysis section beginning on page 32 for more information.

Desire to include performance-based awards in the annual long-term incentive program

We have introduced PSUs into our annual long-term incentive award program in 2021. Mr. Ossip’s and Ms. Turner’s 2021 long-term incentive award was 75% options and 25% PSUs. Other NEOs received a 2021 long-term incentive award in the form of 50% PSUs and 50% RSUs.

In 2022, all NEOs, including Mr. Ossip and Ms. Turner, received long-term incentive award in the form of 50% PSUs and 50% RSUs.

Please see the Compensation Discussion & Analysis section beginning on page 32 for more information.

Desire to include a “double trigger” change in control provision in equity award agreements

For equity awards made in 2021 under the 2018 EIP, we have added a “double trigger” change in control provision to our employee equity award agreements. The awards vest upon change of control only if the executive is involuntarily terminated without cause within 12 months of the change of control or the acquirer does not assume and convert the shares into acquirer stock following the change in control.

Please see the Compensation Policies and Practices section on page 37 for more information.

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Disclosure of compensation Peer Group including peers the Compensation Committee evaluates in determining compensation

The Compensation Committee considered market competitive data from both a Peer Group (proxy data from fifteen companies), as well as a broader frame from survey data sources (Radford Global Compensation Database and Willis Towers Watson) and included a more robust disclosure in this Proxy Statement.

Please see the Market Competitive Compensation – Peer Group section beginning on page 40 for more information.

Corporate Governance Feedback

In addition to the compensation focus, our discussions with stockholders also touched on corporate and ESG matters. The Board reviewed the feedback from our stockholders and responded as follows:

What we heard	How we responded
Desire to see more robust, data-driven ESG disclosure

In 2021, we worked with a broad array of stakeholders including senior management, customers, non-governmental agencies, and major stockholders to complete an ESG materiality assessment. Taking into account the results of that assessment, we have set measurable, time-bound goals related to ESG on activities that our stakeholders have advised are important to our sustainable and responsible growth.

More robust, data driven disclosure on these items – ranging from data security and privacy to diversity, equity, and inclusion efforts – is available on our brand-new ESG Portal under the “Corporate Responsibility” section on our website at www.ceridian.com, which information is not part of or incorporated by reference into this Proxy Statement.

Support for recent corporate governance changes	Many of the stockholders we spoke with spoke positively of the sunsetting of staggered board and commitment to majority vote standard by 2024.
Interest in certain other stockholder rights, such as: •Calling a special meeting, •Acting by written consent, or •Proxy access.

The Board has determined that our current corporate governance structure, coupled with our robust stockholder engagement program, permits adequate and appropriate stockholder input into company decision-making and further changes in these areas are not needed at this time.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between Ceridian, its subsidiaries, and our directors, executive officers, or holders of more than 5% of our voting securities.

Registration Rights Agreement

On April 30, 2018, in connection with our initial public offering, we entered into a registration rights agreement with THL, Cannae, David D. Ossip, Alon Ossip, the brother of David D. Ossip, and entities controlled by each of David D. Ossip and Alon Ossip in respect of the shares of Common Stock and Exchangeable Shares held by such holder immediately following the initial public offering. This agreement provides these holders (and their permitted transferees) with the right to require us, at our expense, to register shares of our Common Stock that they hold. The agreement also provides that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act of 1933, as amended.

Other Transactions

We provide Dayforce and related services to certain companies that are considered related parties. The revenue from these related parties was as follows:

		Year Ended December 31,
Counter-Party	Related Persons Interest	2021	2020	2019
		(Dollars in millions)
FleetCor Technologies, Inc.	Shared board members. One board member is also the chief executive officer and the chairman of the counter-party's board	$0.6	$0.9	$0.8
The Stronach Group	The brother of David D. Ossip, our Chair and Co-Chief Executive Officer, was formerly the chief executive officer, and is currently a minority shareholder	0.1	0.1	0.2
Verve Senior Living	David D. Ossip, our Chair and Co-Chief Executive Officer, and his brother are currently minority shareholders	0.4	0.5	—
Fidelity National Financial, Inc.	Shared board members	0.4	0.4	0.4
Black Knight Sports and Entertainment, LLC	Portfolio company of THL, of which certain members of our board are managing directors	—	—	0.2
Essex Technology Group, LLC	Portfolio company of THL, of which certain members of our board are managing directors	0.5	0.5	0.5
Guaranteed Rate, Inc.	Portfolio company of THL, of which certain members of our board are managing directors	1.7	0.9	0.8
HighTower Advisors, LLC	Portfolio company of THL, of which certain members of our board are managing directors. One board member also serves on the board of the counter-party	0.3	0.2	0.2
Ten-X, LLC	Portfolio company of THL, of which certain members of our board are managing directors	0.2	0.2	0.4
Philips Feed Services	Portfolio company of THL, of which certain members of our board are managing directors	0.3	0.3	0.3
The Dun and Bradstreet Corporation	Shared board members with Dun & Bradstreet Holdings, Inc., which owns the counter-party	*	—	—

*We have entered into a contract to provide Dayforce and related services to the Dun and Bradstreet Corporation.

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We are party to service agreements with certain companies that are considered related parties. Payments made to related parties were as follows:

		Year Ended December 31,
Counter-Party	Related Persons Interest	2021	2020	2019
		(Dollars in millions)
The Dun and Bradstreet Corporation	Shared board members with Dun & Bradstreet Holdings, Inc., which owns the counter-party	$0.4	$0.4	$—
Manulife Financial	Shared board members. Leagh E. Turner, our Co-Chief Executive Officer, also serves as a director	8.1	7.3	7.1

Policies for Approval of Related Person Transactions

On July 29, 2021, our Board adopted a written Related Person Transactions Policy to formalize prior practices and ensure compliance with Securities and Exchange Commission (“SEC”) and NYSE rules and regulations related to related person transactions. A “related person transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which (i) Ceridian or any of its subsidiaries is or will be a participant, and (ii) any related person (as defined in Item 404 of Regulation S-K) has or will have a direct or indirect material interest. The Audit Committee is responsible for administering the policy, which includes reviewing all of the relevant facts and circumstances of all related person transactions that require the Audit Committee’s approval before entry into the transaction. Under the policy, the Audit Committee must either approve or disapprove of the entry into the related person transaction in accordance with all applicable SEC and NYSE rules and regulations, including Item 404 of Regulation S-K and Section 314.00 of the NYSE Listed Company Manual.

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EXECUTIVE COMPENSATION

We are seeking a non-binding, advisory vote to approve our executive compensation for 2021. As the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Compensation Committee or the Board. However, because we value our stockholders’ views, the Compensation Committee and the Board will carefully consider the results of this advisory vote when formulating future executive compensation philosophy, policies, and practices.

Our Board believes that our current executive compensation program appropriately links compensation realized by our NEOs to our performance and properly aligns the interests of our NEOs with those of our stockholders. The details of the compensation for 2021, and the reasons we awarded it, are described in the “Compensation Discussion and Analysis” section starting below.

COMPENSATION DISCUSSION & ANALYSIS

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Executive Summary

Our executive compensation program is designed to be significantly performance-based and stockholder aligned. In 2021 we focused our program to be conscious of stockholder feedback, retain our executive team that has delivered strong company performance, and continue to be aligned to stockholder value.

In 2021, we provided our NEOs with total direct compensation in the form of base salary, short-term incentives, and a long-term incentive in the form of equity grants. The short-term incentives compensate management and key employees for performance against annual financial performance objectives. The long-term incentive equity grants have a performance element to further compensate management and key employees for performance against annual financial objectives, and a multi-year vesting feature intended to focus management and key employees on sustained long-term value creation as well as attract and retain top talent.

This CD&A describes Ceridian’s executive compensation philosophy, design, and decisions as it relates to our NEOs and their roles in 2021.

Named Executive Officers for 2021	Role in 2021	Joined Ceridian
David D. Ossip	Chair and Chief Executive Officer[5]	April 2012
Noémie C. Heuland	Executive Vice President, Chief Financial Officer	October 2020
Leagh E. Turner	President and Chief Operating Officer[6]	September 2018
Christopher R. Armstrong	Executive Vice President, Chief Customer Officer[7]	January 2004
Rakesh Subramanian	Executive Vice President, Chief Revenue Officer	April 2021

[5]	Mr. Ossip was Chair and Chief Executive Officer for the entirety of 2021. He remains Chair of the Board and became Co-Chief Executive Officer on February 9, 2022.
[6]	Ms. Turner was President and Chief Operating Officer for the entirety of 2021. She was appointed Co-Chief Executive Officer on February 9, 2022.
[7]	Mr. Armstrong was Executive Vice President, Chief Customer Officer for the entirety of 2021. He was appointed Executive Vice President, Chief Operating Officer on February 24, 2022.

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Stockholder Responsiveness

The Compensation Committee and Board have been responsive to our failed Say on Pay vote in 2021. As described more fully in the Stockholder Engagement section on page 27, we continued our robust stockholder engagement program in 2021 with a focus on understanding stockholder concerns with our compensation program.

As a direct result of that engagement, the Board took the following actions:

•

Following the one-time, special performance based stock option grant to Mr. Ossip, we awarded Mr. Ossip long-term incentive equity compensation in 2021 in line with relevant data sets and broader market competitive data

•	Removed “evergreen refresh” provision from our 2018 EIP
•	Awarded STI payout in accordance with terms of the MIP and SIP
•	Introduced PSUs into the annual long-term incentive award program for NEOs
•	Used and disclosed a broader Peer Group in considering market competitive compensation for NEOs
•	Added “double trigger” change in control provisions to equity awards moving forward

For more detailed discussion of our engagement program, what we heard, and how we responded, please see the Stockholder Engagement section on page 27 of this Proxy Statement.

Retention of High Performing Executive Team

As a global human capital management (“HCM”) company, we are uniquely positioned to understand the “war for talent” that continues to affect the marketplace for human capital. Our Compensation Committee also recognizes the success of our NEOs in leading our executive management team that has produced strong performance for Ceridian. As a result, we designed the 2021 compensation program with retention of our NEOs front of mind.

In addition to the significant milestone of surpassing $1 billion in annual revenue, Ceridian and its executive leadership team delivered strong financial performance in 2021, including:

$785.9 million Dayforce revenue +23.6% year-over-year excluding float revenue Represents 77% of total revenue	$162.5 million Adjusted EBITDA +13.8% year-over-year excluding float revenue	5,434 Live Dayforce customers(1) +528 vs 12/31/2020
72.3% Cloud recurring gross margin +200 basis points year-over-year excluding float revenue(2)	96.8% Annual Cloud Revenue Retention for FY 2021 (1) (3)	$108,631 Dayforce recurring revenue per customer +10.1% year-over-year(4)

(1) Excluding the 2021 acquisitions of Ascender and ADAM HCM.

(2) Cloud recurring gross margin is defined as total Cloud recurring revenue less cost of Cloud recurring revenue for the applicable solution as a percentage of total Cloud recurring revenue, exclusive of any product development and management or depreciation and amortization cost allocations.

(3) Annual Cloud revenue retention rate and Cloud ARR are calculated on an annual basis, and the disclosure reflects data as of the most recent fiscal year end.

(4) Excluding float revenue, the impact of lower employment levels due to the COVID-19 pandemic, Ascender and ADAM HCM revenue, and on a constant currency basis.

See Appendix A included in this Proxy Statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

As noted above, Ceridian met several significant milestones during fiscal year 2021 while continuing to lay the foundation for long-term value creation in support of our strategic growth levers. In addition to continuing to deliver new Dayforce products and features – including the launch of Dayforce Wallet in Canada – we grew our business through key acquisitions that bolstered our presence in the Asia Pacific Japan region, expanded our footprint to include Latin America, and added capabilities to our product to support Ceridian’s compliance offerings and talent management product.

Compensation Design

Compensation Philosophy and Objectives

As a global, cloud-based HCM software company, our success is directly linked to our ability to recruit, incentivize, and retain top talent in product and technology, sales, services, implementation, and corporate support functions. With these realities as background, and taking into account the current heightened talent market, our philosophy is that Ceridian’s executive compensation program should:

✓	Attract executive talent;

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✓	Retain executives critical to our business;
✓	Reward executives according to the overall performance of Ceridian consistent with our plan design;
✓	Align executives with Ceridian’s financial and strategic objectives to build sustainable stockholder value;
✓	Foster executive ownership through our Stock Ownership Guidelines;
✓	Administer the executive compensation program according to high standards of corporate governance; and
✓	Balance a significant performance-based culture with reasonable risk mitigating elements to reinforce behavior that is consistent with Ceridian’s strategic planning and standards of conduct.

Ceridian’s brand promise is Makes Work Life Better™ and we deliver on this promise by operating through our set of core values that guides how we achieve our goals as an organization. Our executive compensation program is grounded in these values and part of an overall corporate talent strategy that drives a culture of excellence rooted in the belief that healthy and engaged employees create the best outcomes for our employees, customers, and stockholders.

Compensation Elements

Our compensation program is designed to be simple and transparent. As our business continues to grow, we have identified three core components of our compensation program design: base salary, a short-term incentive (management incentive plan and sales incentive plan), and long-term equity awards. More detailed discussion related to how we determine the amount (and, where applicable, the formula) for each element is continued below under the heading “2021 Compensation Decisions and Outcomes” beginning on page 42 of the Proxy Statement.

Element	Purpose(s)	Key Features
Base Salary

•    Provide market competitive fixed compensation for performing duties and responsibilities of the position

•    Attract and retain exceptional talent capable of performing in a dynamic high-growth environment

• Reviewed annually • Increases are provided depending on each executive’s leadership role, scope, complexity, individual performance and competitive market trends
Short-Term Incentives

•    Align compensation with annual financial performance goals/objectives

•    Motivate executive officers to meet and achieve company-wide goals against pre-defined criteria in areas of strategic importance to Ceridian

•   Reviewed annually

•   2021 MIP variable compensation in the form of 50% cash and 50% PSUs

•   Based on the achievement of financial performance goals established annually in the first quarter

•    2021 MIP financial performance metrics were cloud revenue excluding float and adjusted EBITDA margin excluding float

•    2021 SIP financial performance metrics (only for EVP, Chief Revenue Officer) were cloud per employee per month (“PEPM”) sales

•   Assessment against the pre-determined goals informs
actual pay-out, with defined minimum threshold, target, and maximum for the 2021 MIP

•   There is no earnings cap or incentive ceiling for SIPs to maximize the incentive for our sales force to meet and exceed their sales targets

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Element	Purpose(s)	Key Features
Long-Term Incentive Plan (“LTI”)	• To align the interests of executive officers and stockholders via equity while encouraging retention and the continuity of our strategic plan

•    Reviewed annually

•    2021 LTI equity awards were:

(1) Time-Based Stock Options:

•    Provides value to the executive only when the share price
exceeds the grant price

•    Exercise price of stock options is equal to the fair market value at the date of grant

•   10-year term and four-year ratable vesting provide long
term perspective and encourages retention

(2) RSUs (Time-Based Restricted Stock Units):

•    Awarded to attract new talent and for the long-term retention of executives

•    Full value grants that vest ratably over three years and support the stock ownership guidelines and long-term retention

(3) PSUs (Performance-Based Restricted Stock Units):

•    Awarded to align the interests of executive officers and stockholders

•    Based on the achievement of financial performance goals established annually

•    Vest ratably over three years, support the stock ownership guidelines, long-term retention, and promote significant stockholder alignment

2021 Target NEO Compensation Mix

The majority of our NEOs’ target compensation is variable and at-risk, maximizing alignment with our stockholders’ interests and long-term value creation. In 2021, the target compensation mix for Mr. Ossip and the other NEOs was as follows:

Since executive compensation is paid principally in the form of STI and LTI equity awards, a significant percentage of executive pay is at risk and variable based on the annual and long-term performance of Ceridian. In 2021, stock options were granted to Mr. Ossip and Ms. Turner as a performance-based vehicle given that the ultimate value is directly tied to appreciation of our Common Stock price. Similarly, PSUs granted to our NEOs in 2021 contains a performance component, which is linked to the achievement of cloud revenue and adjusted EBITDA margin goals. For our NEOs to earn their intended target compensation from these 2021 awards, we must achieve our targets that will lead to long-term growth.

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Compensation Policies and Practices

As a high-growth company, we recognize the importance of establishing strong governance around our compensation to preserve stockholder value.

What We Do:	What We Avoid:

✓      Focus compensation on “pay for performance”

✓      Put majority of compensation “at-risk”

✓      Integrate stockholder feedback into compensation design

✓      Require meaningful share ownership for our NEOs

✓      Mitigate financial reporting controls risk via a Compensation Recovery (Clawback) Policy

✓      Maintain Compensation Committee comprised of entirely independent directors

✓      Review external market data of our Peer Group as a data point when making compensation decisions

✓      Engage an independent compensation consultant

✓      Conduct annual Risk Assessment of our executives and broad-based compensation programs

✓      Conduct an annual Say on Pay vote

✓      Require “double trigger” to accelerate vesting following a change in control

✗      No tax gross-ups on any severance payments

✗      No excessive perquisites, benefits, or pension payments

✗      No discounting, reloading, or repricing of stock options

✗      No guaranteed STIs

✗      No use of discretion in calculation of performance-based compensation

Compensation Governance

Compensation Oversight

The Compensation Committee, comprised entirely of independent directors, reviews and approves the compensation of Ceridian’s NEOs and other executive officers and administers and makes recommendations related to equity-based compensation plans to the Board.

One key duty of the Compensation Committee is to determine and approve all aspects related to the Co-Chief Executive Officers’ compensation, including setting and assessing goals and objectives, as well as setting and approving compensation for the broader executive officer team at Ceridian.

Details of the Compensation Committee’s duties are summarized in the Board of Directors overview of this Proxy Statement (beginning on page 19) and are fully set out in the Compensation Committee’s charter which can be found under “Governance Documents” on the Corporate Governance section of our website at www.ceridian.com.

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Annual Committee Process

The Compensation Committee typically meets a minimum of three times per year, but usually meets at least quarterly to consider the following items:

Quarter	Typical Meeting Topics
Q1

•    Review prior year performance results and corresponding payouts under the MIP;

•    Approve metrics, weightings, and goals for the current year MIP awards;

•    Approve annual LTI equity grant strategy;

•    Review equity plan share replenishment provision;

•    Approve CD&A, proxy statement disclosures and awards; and

Q2

•    Approve executive officer cash compensation;

•    Review and approve compensation of non-employee directors;

•    Review and approve compensation Peer Group; and

•    Discuss any stockholder feedback on compensation matters in the proxy statement including results of the Say on Pay vote

Q3

•    Discuss Compensation Committee’s annual self-assessment based on committee charter requirements;

•    Review succession planning and talent management report;

•    Review overview of North America retirement plans;

•    Review global employee stock purchase plan; and

•    Review and approve following year annual meeting calendar.

Q4

•    Review CEO and executive officer compensation and market comparisons;

•    Review results of compensation risk assessment;

•    Review upcoming potential annual LTI grant strategy;

•    Review Compensation Committee charter;

•    Review stockholder feedback on compensation practices arising out of engagement sessions;

•    Review appointment of independent compensation consultant; and

•    Review annual self-assessment results.

In addition to the above, the Compensation Committee reviews our overall total reward strategy and competitive position on an ad hoc basis. In 2021, the Compensation Committee met five times.

Role of Management

Compensation Committee meetings have been typically attended by the Chair and Co-Chief Executive Officer, the Senior Vice President, Global Total Rewards, and the Executive Vice President, General Counsel, and Corporate Secretary. The Chair and Co-Chief Executive Officer has provided recommendations on compensation for all other executive officer roles. The Chair and Co-Chief Executive Officer was not present when the Compensation Committee discussed his compensation.

Use of an Independent Compensation Consultant

As set out in its charter, the Compensation Committee has the authority in its sole discretion to retain outside consultants to provide independent advice to the Compensation Committee and to determine the fees and terms of engagement of such consultants.

In 2021, the Compensation Committee engaged Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW reports directly to the Compensation Committee and took direction from the Chair of the Compensation Committee. The Compensation Committee assessed the independence of WTW on both a qualitative and quantitative basis, referencing the six factors suggested by the SEC regarding compensation committee advisor independence (i.e., other services provided by the advisor’s firm, fees as a percentage of firm revenue, any policies and procedures maintained by the advisory firm to prevent potential conflicts of interest, any business or personal relationship of the compensation advisor with a member of the Compensation Committee, any company stock owned by the compensation advisor, any business or personal relationship of the compensation advisor or the firm employing the advisor with an executive offer of Ceridian). Having assessed WTW’s independence through these qualitative and quantitative factors, the Compensation Committee concluded that the work of WTW did not raise any conflicts of interest, and that WTW was independent.

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During the year, WTW assisted in designing and reviewing our management and director compensation programs, including developing compensation market comparisons, providing competitive program and policies information, attending Compensation Committee meetings, and providing general advice. The Compensation Committee considers the analysis and advice from WTW as well as support and insight from management when making decisions.

In 2021, WTW provided approximately $200,000 in services to the Compensation Committee. WTW also provides certain other services to Ceridian, including health and welfare benefits consulting and corporate risk and brokerage services. WTW received approximately $1,172,500 for these services in 2021. The Compensation Committee is aware of the other services provided by WTW to the Company but did not review or approve the provision of these services because they are of the type directly procured by management in the ordinary course of business.

Managing Compensation-Related Risk

In connection with their oversight of compensation-related risks, the Compensation Committee, and WTW, as the Compensation Committee’s independent compensation consultant, reviewed Ceridian’s compensation policies and practices to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. The Compensation Committee and WTW reviewed all compensation plans and identified those plans that are most likely to pose material risks and balanced these against our existing processes and compensation program safeguards. The review process considered mitigating features contained within our compensation plan design, which includes elements such as mix of pay, timing of payouts relative to performance periods and metrics, and goal diversification.

We believe, and the results of the risk analysis concluded, that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect on Ceridian.

As part of our sound governance practices and to reinforce the alignment of executives’ interests with those of our stockholders, the following risk-mitigating policies have been approved by the Compensation Committee and the Board:

Policy	Key Features
No-Hedging and No-Pledging	• Please see discussion of Ceridian’s anti-hedging and anti-pledging policy described on page 26 of the Proxy Statement
Compensation Recovery (Clawback) Policy

•   In the event that the Board determines that a material accounting restatement of our financial statements has occurred, Ceridian may recoup all or a portion of the excess incentive compensation received by our executive officers in the three completed fiscal years immediately preceding the date of the material accounting restatement

•   In addition to the standalone Compensation Recovery Policy, the 2018 EIP contains a recovery provision whereby Ceridian may recoup (i) gain on awards granted under the 2018 EIP in the event of a termination for cause; and (ii) excess on awards granted under the 2018 EIP in the event of an accounting restatement

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Stock Ownership Guidelines (“SOG”)

•   Our Co-Chief Executive Officers are required to own and hold shares of our stock with a value that is at least equal to six-times their annual base salary

•   Our other executive officers are required to own and hold shares of our stock with a value that is at least three-times his or her annual base salary

•   Each of our executive officers have five (5) years following the later of his or her commencement of service with Ceridian as an officer subject to the SOG (which includes the date of promotion to a position subject to the SOG or to a new multiple level within the SOG) or the adoption of SOG to satisfy the stock ownership requirement

•   Qualifying shares under the SOG consist of (i) shares of Common Stock or Exchangeable Shares held directly or beneficially owned by the executive, including any shares of Common Stock held in a brokerage account or 401(k) account; (ii) shares of Common Stock or Exchangeable Shares held indirectly by the executive if such shares of Common Stock or Exchangeable  Shares are “beneficially owned” by the executive, including such shares of Common Stock or Exchangeable Shares held by an affiliated entity, a spouse and/or immediate family member of the executive, or shares of Common Stock or Exchangeable Shares held in trust for the benefit of the executive; and (iii) vested RSUs held directly by the executive and granted to the executive under a Ceridian equity plan

•   The following table contains the stock owned by each of our current NEOs as of December 31, 2021, against the SOG for each such individuals

NEOs	Guideline Multiple of Base Salary		Annual Base Salary ($)	SOG Requirement ($)	Projected Stock Ownership (#)		Total Value of Projected Stock Ownership ($)(1)	Compliant with the Guideline

Mr. Ossip	6x		$800,000	$4,800,000	543,130	(2)	$56,376,894	Yes

Ms. Heuland	3x		$600,000	$1,800,000	8,078	(3)	$838,496	Yes	(4)

Ms. Turner	6x	(5)	$800,000	$4,800,000	61,203	(6)	$6,352,871	Yes

Mr. Armstrong	3x		$655,000	$1,965,000	33,119	(7)	$3,437,752	Yes

Mr. Subramanian	3x		$525,000	$1,575,000	243	(8)	$25,223	Yes	(9)

(1)

Under the SOG, the value of the stock ownership is based on the trailing 20-day simple moving average stock price of our Common Stock prior to and including December 31 of the prior year (in 2021 this value was $103.80 per share).

(2)

Consists of (i) 22,267 shares of Common Stock, (ii) 512,535 shares of Common Stock that are issuable at the election of Mr. Ossip pursuant to RSUs that are currently vested, (iii) 8,328 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares. Excludes (i) 229,085 shares of Common Stock held by OsFund Inc., of which Mr. Ossip disclaims beneficial ownership, and (ii) 1,860,902 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares held by Osscer Inc., of which Mr. Ossip disclaims beneficial ownership.

(3)   Consists of 8,078 shares of Common Stock.

(4)

Ms. Heuland became subject to the Stock Ownership Guidelines when she became an executive officer on October 5, 2020, and as such has until October 2025 to satisfy the $1,800,000 stock ownership guideline requirement.

(5)	Ms. Turner’s stock ownership guidelines increased from 3x base salary to 6x base salary effective with her promotion to Co-Chief Executive Officer on February 9, 2022.
(6)	Consists of 61,203 shares of Common stock that are issuable at the election of Ms. Turner pursuant to RSUs that are currently vested.
(7)	Consists of 33,119 shares of Common Stock.
(8)	Consists of 243 shares of Common Stock.
(9)

Mr. Subramanian became subject to the Stock Ownership Guidelines when he became an executive officer on April 19, 2021, and as such has until April 2026 to satisfy the $1,575,000 stock ownership guideline requirement.

Market Competitive Compensation – Peer Group

In reviewing compensation for the executive officers, the Compensation Committee considers several factors, including practices and policies within a relevant market for talent. Our definition of market comparisons includes companies that, like us, are high-growth, cloud-based technology and software companies. The Compensation

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Committee considered market competitive data from both a Peer Group (proxy data from fifteen companies), as well as a broader frame from survey data sources (Radford Global Compensation Database and WTW).

The customized Peer Group was developed with assistance from WTW and focused on companies that have a comparable business model and are a potential source of executive talent. Compensation practices from the following fifteen companies were referenced by the Compensation Committee (in addition to the survey sources referenced above):

2021 Peer Group
Atlassian Corporation Plc	HubSpot, Inc	Splunk, Inc.
Avalara, Inc.	Palantir Technologies Inc.	Tyler Technologies, Inc.
Coupa Software Incorporated	Paycom Software, Inc.	Unity Software Inc.
Datadog, Inc.	Pegasystems Inc.	Workday, Inc.
DocuSign, Inc.	ServiceNow, Inc.	Zendesk, Inc.

The Compensation Committee did not emphasize one data point or data set over another, nor did the Compensation Committee target a specific percentile in comparison to the other companies. Instead, the Compensation Committee considered the data from all sources relative to key internal criteria such as business strategy, individual responsibilities, and comparative compensation of our executives.

The combination of the customized Peer Group and the various survey sources provide a holistic summary of market competitive practices that reasonably compare to our size and scale, growth profile, specific industry, and broad labor market where we compete for talent.

2021 Target Direct Compensation

In setting total target direct compensation for fiscal year 2021, the Compensation Committee reviewed:

•	the customized Peer Group,
•	the survey data sources,
•	the various market references provided by WTW,
•	the realities of the heightened talent market and our aggressive business environment, and
•	our compensation philosophy.

Reflecting these factors, we believe the total target direct compensation for each of our NEOs (i.e., the combination of base salary, STI, and LTI) is competitive within the labor markets for which we compete for talent and is retentive in nature. Further, the Compensation Committee considered the comparatively strong financial performance of Ceridian when it determined the amount of the LTI equity awards for the NEOs. Please see the discussion of “2021 Long-Term Incentive Awards” below.

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The following annual total target direct compensation amounts were approved for fiscal year 2021:

NEO	Base Salary ($)	Short-Term Incentive ($)(1)		Long-Term Incentive (equity) ($)		Total Target Direct Compensation ($)

Mr. Ossip	$800,000	$800,000		$9,000,000		$10,600,000

Ms. Heuland	$600,000	$360,000		—	(2)	$960,000

Ms. Turner	$655,000	$524,000		$5,240,000		$6,419,000

Mr. Armstrong	$655,000	$393,000		$3,000,000		$4,048,000

Mr. Subramanian	$525,000	$381,704	(3)	$—	(4)	$906,704

(1)

Messrs. Ossip and Armstrong and Mses. Heuland and Turner are eligible for 100% of their STI through the MIP.  Mr. Subramanian is eligible for 50% of his STI through the MIP and 50% of his STI through a SIP.

(2)

Ms. Heuland received RSUs with a value of $3.2 million dollars in November 2020 as part of her new hire agreement.  That agreement further specified that she will first be eligible for an LTI equity grant commencing with the 2022 fiscal year.

(3)	Mr. Subramanian’s 2021 STI is prorated for his start date of April 19, 2021.
(4)

Mr. Subramanian received RSUs with a value of $3.0 million dollars and PSUs with a value of $0.2 million dollars as part of his new hire agreement.  He will be eligible for an LTI grant commencing with the 2022 fiscal year

2021 Compensation Decisions and Outcomes

Base Salary

We offer base salaries for our NEOs and other executive officers for performance of their day-to-day responsibilities.  The Compensation Committee reviews base salaries of the NEOs and other executive officers on an annual basis. When setting base salaries, the Compensation Committee considers several factors including experience in the position, industry experience, our Peer Group, market competitive data, scope of responsibilities, and individual performance. In April 2021, in consideration of our Peer Group and market competitive data, Mr. Ossip’s base salary was increased from $700,000 to $800,000. There were no increases to base salaries for any other NEOs who were employed by Ceridian prior to 2021. Mr. Subramanian commenced employment on April 19, 2021. The Compensation Committee considered several factors when setting his base salary. Refer to “Compensation Review and Determination” for more information on the data the Compensation Committee considers in setting base salaries.

Short-Term Incentive (STI) Compensation

We offer short-term inventive compensation for our NEOs and other executive officers to motivate them to meet and achieve annual company-wide goals against pre-defined criteria in areas of strategic importance to Ceridian and our shareholders.  The Compensation Committee considers several factors when setting the STI targets, including each executive officer’s role and responsibilities, expected contribution to the Company, and potential impact of each executive officer’s performance on Ceridian’s performance metrics. The Compensation Committee reviews incentive targets annually.  For the 2021 fiscal year, in consideration of our Peer Group and market competitive data, Ms. Turner’s MIP target was increased from 60% to 80%.  There were no increases to STI targets for any other NEOs who were employed by Ceridian prior to 2021.  Mr. Subramanian commenced employment on April 19, 2021. The Compensation Committee considered several factors when setting his STI target. Refer to “Compensation Review and Determination” for more information on the data the Compensation Committee considers in setting base salaries.

42	2022 PROXY STATEMENT

2021 Management Incentive Plan (MIP)

Our 2021 MIP provided an opportunity for our NEOs and other management employees to earn a short-term incentive, contingent on the successful achievement of financial goals of strategic significance. As a high-growth, cloud-based software company, our performance metrics focus on top-line growth and profitable operations, providing us with a platform for future growth and success. These metrics are reflected within our 2021 MIP. The 2021 MIP provided for a payment between 50% and 150% of the NEO’s individual MIP target for achievement between threshold and maximum performance levels, with payment at 100% of target if both financial performance measures were achieved at the goal performance level. The 2021 MIP was denominated as 50% cash and 50% PSUs. The same performance measures were used to determine achievement for both the cash portion and the PSU portion of the 2021 MIP.

Metric(1)	Why it Matters	Threshold	Goal	Maximum Achievement		Metric Achieved	Percentage Achieved (%)	Payout Earned (%)(2)

Cloud Revenue (50%)	Emphasizes growth in our SaaS products, solutions and geographies as well as emerging markets	$795.7 million	$816.1 million	`	$836.5 million	$803.7 million	98.5%	70.0%

Adjusted EBITDA Margin (50%)	Indicator of our profitability, operating efficiencies and the scalability of our growth	12.7%	13.1%		13.5%	13.3%	101.6%	130.0%

(1)

Both cloud revenue and adjusted EBITDA margin exclude float revenue and were calculated based on our operating results, adjusted for foreign currency and interest rate impacts plus other unique impacts as approved by the Compensation Committee. Please see Appendix A on page 74 of this Proxy Statement for further information.

(2)	Total payout of 100.0%, based on 50% weighting of 70.0% cloud revenue payout and 50% weighting of 130.0% adjusted EBITDA margin payout.

2021 Sales Incentive Plan (SIP)

The 2021 SIP is only applicable for the Chief Revenue Officer, Rakesh Subramanian.  Mr. Subramanian’s 2021 SIP provided an opportunity for Mr. Subramanian to earn a short-term incentive for achievement of sales-related goals for the period July 1, 2021, through December 31, 2021.   No payment under this plan would be made unless he achieved at least 75% of target.   As with all our direct SIPs, there is no earnings cap or incentive ceiling to maximize the incentive for our sales force to meet and exceed their sales targets.

Under the terms of his SIP, Mr. Subramanian receives an annual payout based on his sales-related goals, with any overachievement based on a set of payout accelerators for incremental achievement above target, and underachievement resulting in below target payouts. The financial targets pertaining to Mr. Subramanian’s 2021 SIP are not being disclosed because we believe such disclosure would cause us competitive harm and we consider this information to be confidential business information. Pursuant to Mr. Subramanian’s SIP, he received a payout for 2021 at 90.6% of target.

43	2022 PROXY STATEMENT

On February 8, 2022, the Compensation Committee certified the above resulting in 2021 STI compensation paid to our NEOs in first quarter 2022, as set forth in the table below:

NEO	Target Payout (% of Base Salary)	Actual Payout (% of Base Salary)	Actual Cash Payout ($)		Actual PSUs Vesting(1)

Mr. Ossip	100%	100%	$400,000		4,942

Ms. Heuland	60%	100%	$180,000		2,224

Ms. Turner	80%	100%	$262,000		3,237

Mr. Armstrong	60%	100%	$196,500		2,428

Mr. Subramanian	100%	95%	$270,685	(2)	1,058

(1)   PSUs vested on March 8, 2022, for Messrs. Ossip and Armstrong and Mses. Turner and Heuland, and on May 7, 2022, for Mr. Subramanian.

(2)   Under the terms of Mr. Subramanian’s employment agreement, he is eligible for an annual STI with a target payout of 100% of his base salary for the 2021 fiscal year. Target STI is equally split between MIP and SIP, prorated for his start date of April 19, 2021.  Mr. Subramanian’s 2021 cash STI includes $92,415 payable from the MIP and $178,369 payable from the SIP.

2021 Long-Term Incentive Equity Awards

The majority of the target compensation mix for our NEOs and other executive officers is provided through equity awards.  By having a significant percentage of our executive officers’ target compensation mix payable in the form of equity that vests over a number of years, our executive officers are motivated to take actions that will benefit the Company and its stockholders over the long term.  Our 2021 LTI equity awards were granted to our NEOs as a mix of time-based stock options, RSUs, and PSUs. Because the long-term incentives played such a significant role in 2021 NEO compensation, we have provided more specific discussion and analysis with regard to the Compensation Committee and Board’s goals in providing those grants to our NEOs.

Company Performance Considerations in Grant Decisions

Within the long-term incentive structure laid out below, in fiscal year 2021, the Compensation Committee recommended, and the Board granted, equity awards to the NEOs which reflect the outstanding work by our management team in driving our strong financial performance. In determining the 2021 LTI equity awards, the Compensation Committee also considered the accomplishments of the Company led by Mr. Ossip and our NEOs in 2020 – such as delivery of new Dayforce features including Dayforce Wallet, a successful launch of native payroll in Mauritius, and expansion of operations in the Asia Pacific Japan region through the acquisition of Excelity.

LTI Structure Considerations

The Compensation Committee’s intent is to grant LTI equity awards annually to our NEOs that are structured in such a way as to align their interests with those of our stockholders. The Compensation Committee considers a variety of factors in determining the form of LTI such as stockholder alignment, share usage, performance, and retention in order to achieve this goal.

In the case of Mr. Ossip and Ms. Turner, the LTI equity awards granted in 2021 consist of time-based stock options (constituting 75% of the overall value of the annual LTI equity grants) and PSUs (constituting 25% of overall value of the annual LTI equity grants); and in the case of Mr. Armstrong the LTI equity award granted in 2021 consists of RSUs (constituting 50% of the overall value of the annual LTI equity grants) and PSUs (constituting 50% of overall value of the annual LTI equity grants). The Committee believes that stock options granted in 2021 are performance-based as they only generate value for recipients with share price appreciation.

The PSUs were granted for NEOs and other management employees to earn a long-term incentive, contingent on the successful achievement of financial goals of strategic significance. As with our 2021 MIP, our performance metrics focus on top-line growth and profitable operations. These metrics are reflected as performance criteria within our 2021 PSUs and are the same metrics as the metrics for the 2021 MIP. The 2021 PSUs provided for a payment between 50% and 150% of the NEO’s individual PSU award for achievement between threshold and

44	2022 PROXY STATEMENT

maximum performance levels, with payment at 100% of target if both financial performance measures were achieved at the goal performance level.

Metric(1)	Why it Matters	Threshold	Goal	Maximum Achievement		Metric Achieved	Percentage Achieved (%)	Payout Earned (%)(2)

Cloud Revenue (50%)	Emphasizes growth in our core products, solutions and geographies as well as emerging markets	$795.7 million	$816.1 million	`	$836.5 million	$803.7 million	98.5%	70.0%

Adjusted EBITDA Margin (50%)	Indicator of our profitability, operating efficiencies and the scalability of our growth	12.7%	13.1%		13.5%	13.3%	101.6%	130.0%

(1)

Both cloud revenue and adjusted EBITDA margin exclude float revenue and were calculated based on our operating results, adjusted for foreign currency and interest rate impacts plus other unique impacts as approved by the Compensation Committee. Please see Appendix A on page 74 of this Proxy Statement for further information.

(2)	PSUs vest at 100.0% of target, based on 50% weighting of 70.0% cloud revenue payout and 50% weighting of 130.0% adjusted EBITDA margin payout.

On February 8, 2022, the Compensation Committee certified the above results. As such, one-third of the PSUs will vest on each of March 8, 2022; March 8, 2023, and March 8, 2024. See “Grant of Plan Based Awards in Fiscal Year 2021” for more information on the LTI grants for each NEO.

Other Elements of Compensation

Employee Benefits

We offer healthcare, insurance, retirement benefits and paid time off for every employee at Ceridian, including our NEOs, to invest in our employees’ health and future. Benefits are substantially the same for all employees, including NEOs, based on country location. In addition, we offer select perquisites (e.g., parking benefit, recreational dues) to our executives, including our NEOs.

Global Employee Stock Purchase Plan (“GESPP”)

The Ceridian HCM Holding Inc. GESPP provides an opportunity for all employees to become Ceridian stockholders and drives employee engagement. This plan provides a 15% discount on the stock purchase price with a lookback feature.

Additional information on the employee benefits provided to our NEOs is provided in the “Summary Compensation Table” below.

Executive Severance

Within the employment agreements of the NEOs, we provide for severance payments and benefits in the event of a qualifying termination of employment, which may include varying severance payments based on the length of service to Ceridian. The Compensation Committee believes that these arrangements are competitively reasonable and necessary to recruit and retain key executives. The material terms of these severance payments to our NEOs are described in “Potential Payments upon Termination” below.

45	2022 PROXY STATEMENT

Compensation Committee Report

The members of the Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion & Analysis that is required by the SEC rules with Ceridian’s management. Based on such review and discussions, the Compensation Committee recommended to Ceridian’s Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Brent B. Bickett, Chair

Ronald F. Clarke

Thomas M. Hagerty

Gerald C. Throop

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been one of our executive officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

46	2022 PROXY STATEMENT

Summary Compensation Table

The following table sets forth certain information for fiscal years 2021, 2020, and 2019 concerning the total compensation awarded to, earned by, or paid to our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)(7)	Total ($)(6)

David D. Ossip	2021	$775,000	$—	$2,649,979	$6,749,995	$400,000	$51,727	$10,626,701
Chair and Chief	2020	$700,000	$560,000	$2,471,283	$29,218,628	$—	$49,022	$32,998,933
Executive Officer(8)	2019	$700,000	$—	$—	$28,634,210	$800,000	$46,747	$30,180,957

Noémie C. Heuland(9)	2021	$600,000	$—	$180,033	$—	$180,000	$12,515	$972,548
Executive Vice President,	2020	$126,923	$200,000	$3,199,995	$—	$—	$1,028	$3,527,946
Chief Financial Officer

Leagh E. Turner	2021	$655,000	$—	$1,571,968	$3,929,989	$262,000	$51,322	$6,470,279
President and Chief	2020	$655,000	$275,100	$1,418,747	$3,929,208	$—	$83,794	$6,361,849
Operating Officer(10)	2019	$655,000	$—	$2,635,000	$1,242,367	$393,000	$96,676	$5,022,043

Christopher R. Armstrong	2021	$655,000	$—	$3,196,392	$—	$196,500	$12,974	$4,060,866
Executive Vice President,	2020	$655,000	$275,100	$858,751	$2,249,529	$—	$19,648	$4,058,028
Chief Customer Officer	2019	$646,699	$—	$2,245,500	$768,208	$393,000	$12,674	$4,066,081

Rakesh Subramanian(11)	2021	$353,365	$400,000	$3,292,358	$—	$270,685	$3,253	$4,319,661
Executive Vice President,
Chief Revenue Officer

(1)

Represents annual salary paid to each NEO in fiscal 2021, 2020, and 2019 pursuant to the terms of each NEO’s employment agreement. See “Agreements with our NEOs” on page 56 of this Proxy Statement. The amount shown in the column entitled “Salary” for Mr. Ossip and Ms. Turner reflects the base salary amounts set forth in their employment agreements; the amount shown for Mr. Ossip reflects an increase in his salary from $700,000 to $800,000, effective April 2021. Actual amounts of base salary paid to Mr. Ossip and Ms. Turner are converted from U.S. dollars to Canadian dollars and are trued-up quarterly based on the actual U.S. / Canadian dollar exchange rate on the pay date. Due to the potential fluctuation in the exchange rate from one period to the next, amounts paid to Mr. Ossip and Ms. Turner may fluctuate from the amount specified in their employment agreements. As Mr. Ossip and Ms. Turner are paid in Canadian dollars, with the amounts trued-up to U.S. dollars quarterly, the salary amounts when converted to U.S. dollars from Canadian dollars for Mr. Ossip are $761,422, $735,636, and $715,286 in 2021, 2020, and 2019, respectively, and for Ms. Turner are $643,789, $688,346, and $669,303 in 2021, 2020, and 2019, respectively.

(2)

Amounts reflect either (i) discretionary bonuses or bonuses that are subjectively determined, or (ii) non-performance bonus amounts paid to a NEO pursuant to the terms of such NEO’s employment agreement. See “Agreements with our NEOs” on page 56 of this Proxy Statement.

•	In fiscal 2021, the amount for Mr. Subramanian reflects the cash bonus paid to him upon joining Ceridian.
•	In fiscal 2020, all the NEO’s, except for Mr. Subramanian and Ms. Heuland, received a cash bonus in the amount of 70% of their 2020 MIP target payout at the Compensation Committee’s discretion.
•	In fiscal 2020, the amount for Ms. Heuland reflects the cash bonus paid to her upon joining Ceridian.
(3)

Represents the aggregate grant date fair value of the share awards and option awards granted in fiscal 2021, 2020, and 2019 computed in accordance with FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2021 Annual Report.

(4)

Amounts shown in the column entitled “Stock Awards”, include MIP PSUs granted to Mr. Ossip, Mr. Armstrong, Ms. Heuland, and Ms. Turner on March 8, 2021, as follows.  These MIP PSUs represented 50% of the 2021 MIP target payout for each NEO, rounded up to next whole stock unit. Mr. Subramanian’s MIP PSUs were granted on May 7, 2021, following his hire date, which represented 50% of the 2021 prorated MIP target payout. Each PSU represents a contingent right to receive between 0.25 share of Common Stock at threshold and up to 1.50 shares of Common Stock at maximum.  The performance metrics for the MIP PSUs were achieved at 100%.

a)	Mr. Ossip received MIP PSUs with a value of $400,055 at 100% (target) performance and $600,083 at 150% (maximum) performance.
b)	Ms. Heuland received MIP PSUs with a value of $180,033 at 100% (target) performance and $270,050 at 150% (maximum) performance.
c)	Ms. Turner received MIP PSUs with a value of $262,035 at 100% (target) performance and $393,053 at 150% (maximum) performance.

47	2022 PROXY STATEMENT

d)	Mr. Armstrong received MIP PSUs with a value of $196,546 at 100% (target) performance and $294,819 at 150% (maximum) performance.
e)	Mr. Subramanian received MIP PSUs with a value of $92,469 at 100% (target) performance and $138,704 at 150% (maximum) performance.

Additionally, Mr. Subramanian received a new hire PSU award of $199,971 at 100% (target) performance and $399,942 at 200% (maximum). The performance metrics for Mr. Subramanian’s new hire PSU achieved at 61.05%.

(5)

Reflects incentive payments earned in fiscal 2021 and 2019 based on achievement of the pre-established financial performance goals satisfied in fiscal 2021 and 2019, pursuant to the terms of each NEO’s employment agreement.

•

In fiscal 2021, all NEO’s earned their MIP based on achievement of the financial metrics at 100% of target, payable in 2022. 50% of their annual target is reported in the “Non-Equity Incentive Plan Compensation” column and 50% of their annual target is reported in the “Stock Awards” column. Under the terms of Mr. Subramanian’s employment agreement, he is eligible for an annual STI with a target payout of 100% of his Base Salary for the 2021 fiscal year. Target STI for Mr. Subramanian is equally split between MIP and SIP, prorated for his start date of April 19, 2021.  Mr. Subramanian’s 2021 cash STI includes $92,415 payable from the MIP based on achievement of the financial metrics at 100% of target and $178,369 payable from the SIP based on achievement of 90.6% of target.

•	In fiscal 2019, all the NEOs received 100% of their bonus based on achievement of the financial metrics at 100% of target.
(6)

Amounts shown in the column entitled “All Other Compensation”, were converted to U.S. dollars from Canadian dollars only if such amounts were paid to the NEOs in Canadian dollars. Currency was converted, based on the exchange rate of $1.2724, $1.2740, and $1.2990 Canadian dollars per U.S. dollar as of December 31, 2021, December 31, 2020, and December 31, 2019, respectively.

(7)Includes the following “All Other Compensation” over $10,000 for fiscal 2021:

Name	Perquisites(1)	Retirement Plan Contribution	Life Insurance Benefits	Total
Mr. Ossip	$27,990	$22,957	$780	$51,727
Ms. Heuland	$3,815	$8,700	$—	$12,515
Ms. Turner	$27,585	$22,957	$780	$51,322
Mr. Armstrong	$4,274	$8,700	$—	$12,974

(1). (a) Health Benefit: Mr. Ossip $13,640, Ms. Heuland $3,815, Ms. Turner $14,112, and Mr. Armstrong $4,274

(b) Parking Benefit: Mr. Ossip $1,350, and Ms. Turner $472

(c) Recreational Club Membership dues and fees: Mr. Ossip $13,000, and Ms. Turner $13,000

(8)	On February 9, 2022, Mr. Ossip was made Co-Chief Executive Officer.
(9)	Ms. Heuland joined the Company in October 2020 and was a NEO in fiscal 2020 and 2021; therefore, her information is provided only for fiscal 2020 and 2021.
(10)	On February 9, 2022, Ms. Turner was made Co-Chief Executive Officer.
(11)	Mr. Subramanian joined the Company in April 2021 and was a NEO in fiscal 2021; therefore, his information is provided only for fiscal 2021.

48	2022 PROXY STATEMENT

Grant of Plan Based Awards in Fiscal Year 2021

During fiscal 2021, plan-based awards granted to our NEOs included PSUs, RSUs and stock options awards granted under the 2018 EIP. The following table summarizes all plan-based awards granted to our NEOs during fiscal 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	shares of stock or units (#)(2)(3)	Underlying Options (#)(4)	Awards ($/Sh)(5)	Awards ($)(6)(7)
Mr. Ossip
STI - Cash	—	$200,000	$400,000	$600,000
STI - PSUs	3/8/2021				$200,028	$400,055	$600,083	4,942			$400,055
PSUs	3/8/2021				$1,124,962	$2,249,924	$3,374,886	27,794			$2,249,924
Stock Options	3/8/2021								226,931	$80.95	$6,749,995
Ms. Heuland
STI - Cash	—	$90,000	$180,000	$270,000
STI - PSUs	3/8/2021				$90,017	$180,033	$270,050	2,224			$180,033
Ms. Turner
STI - Cash	—	$131,000	$262,000	$393,000
STI - PSUs	3/8/2021				$131,018	$262,035	$393,053	3,237			$262,035
PSUs	3/8/2021				$654,967	$1,309,933	$1,964,900	16,182			$1,309,933
Stock Options	3/8/2021								132,124	$80.95	$3,929,989
Mr. Armstrong
STI - Cash	—	$98,250	$196,500	$294,750
STI - PSUs	3/8/2021				$98,274	$196,547	$294,821	2,428			$196,547
PSUs	3/8/2021				$749,962	$1,499,923	$2,249,885	18,529			$1,499,923
RSUs	3/8/2021							18,529			$1,499,923
Mr. Subramanian
STI - Cash(8)	—	$193,864	$289,290	—
STI - PSUs	5/7/2021				$46,235	$92,469	$138,704	1,058			$92,469
PSUs	5/7/2021				$99,986	$199,971	$299,957	2,288			$199,971
RSUs	5/7/2021							34,324			$2,999,918

(1)

Amount reported represents the anticipated cash payout at Threshold, Target, and Maximum achievement of the cash portion of the annual STI award under our 2021 MIP and Mr. Subramanian’s 2021 SIP. For more information concerning these programs, see “2021 Compensation Decisions and Outcomes” on page 42 of the proxy statement.

(2)

Amount reported represents PSUs granted in fiscal 2021 under the 2018 EIP. The shares were awarded as part of the 2021 MIP and 2021 LTI to drive company results related to certain key financial metrics in 2021. Shares granted as part of the 2021 MIP vest in one installment on the first anniversary of the grant date, subject to meeting the performance criteria and the Compensation Committee certifying the Company has achieved at least the Threshold results. Shares granted as part of the 2021 LTI will vest in equal installments over three years, beginning with the first anniversary of the grant date, subject to meeting the performance criteria and the Compensation Committee certifying the Company has achieved at least the Threshold results.  For more information concerning these programs, see “2021 Compensation Decisions and Outcomes” on page 42 of the proxy statement.

(3)

Amount reported represents RSUs granted in fiscal 2021 under the 2018 EIP on various grant dates as outlined in the table. One-third of the shares subject to the RSUs vest in equal installments over three years, beginning with the first anniversary of the grant date. As discussed below under “Nonqualified Deferred Compensation”, delivery of the underlying shares may be deferred to a date within 10 years of the grant date for our Canadian NEOs. Additional information on RSUs is set forth within the “Compensation Discussion and Analysis” under “2021 Long-Term Incentive Awards” on page 44 of the Proxy Statement.

(4)

Amounts reported represent stock options granted in fiscal year 2021 under the 2018 EIP on various grant dates as outlined in the table. All option awards have a 10-year term. During the option period, twenty-five percent (25%) of the shares subject to the option vest in equal installments over four years, beginning with the first anniversary of the grant date. Additional information on options is set forth within the “Compensation Discussion and Analysis” under “2021 Long-Term Incentive Awards” on page 44 of the Proxy Statement.

(5)	Amounts reported represent the exercise price of stock options granted during fiscal 2021, which equals the closing price of our Common Stock, as reported on the NYSE on the date of grant.
(6)

The aggregate grant date fair value of the stock option award was computed in accordance with FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2021 Annual Report.

(7)

Amounts represent the grant date fair value of the RSUs and/or PSUs based on the closing price of our Common Stock as reported on the NYSE of $80.95 per share on March 8, 2021, and $87.40 per share on May 7, 2021, computed in accordance with FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 2 to our consolidated financial statements included in the 2021 Annual Report.

(8)

Amount reported represents aggregate awarded to Mr. Subramanian under the 2021 MIP and his 2021 SIP. Mr. Subramanian Threshold, Target, and Maximum under the 2021 MIP are $46,208, $92,415, and $138,623, respectively.  The Threshold and Target under his 2021 SIP are $147,656 and $196,875, respectively. As with all our direct SIPs, there is no earning cap or incentive ceiling to maximize the incentive for our sales force to meet and exceed their sales goal targets.

49	2022 PROXY STATEMENT

Outstanding Equity Awards as of December 31, 2021

The following table sets forth certain information about outstanding equity awards held by our NEOs as of December 31, 2021.

			Stock Option Awards(1)(3)					Stock Awards(2)(3)
Name	Grant Date		Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Mr. Ossip	3/8/2021							27,794	$2,903,361
	3/8/2021	(4)						4,942	$516,241
	3/8/2021			226,931		$80.95	3/8/2031
	5/8/2020							22,985	$2,401,013
	5/8/2020		80,433	241,301		$65.26	5/8/2030
	5/8/2020	(5)		750,000	750,000	$65.26	5/8/2030
	2/28/2020							2,086	$217,904
	3/20/2019		875,000	875,000		$49.93	3/20/2029
	2/8/2019		5,194	5,196		$44.91	2/8/2029
	4/26/2018		519,022	339,675		$22.00	4/26/2028
Ms. Heuland	3/8/2021	(4)						2,224	$232,319
	11/09/2020							22,630	$2,363,930
Ms. Turner	3/8/2021							16,182	$1,690,372
	3/8/2021	(4)						3,237	$338,137
	3/8/2021			132,124		$80.95	3/8/2021
	5/8/2020		46,830	140,491		$65.26	5/8/2030
	5/8/2020							13,382	$1,397,884
	2/28/2020							1,026	$107,176
	9/9/2019	(6)						25,000	$2,611,500
	3/20/2019		6,084	38,168		$49.93	3/20/2029
	9/4/2018	(6)						12,500	$1,305,750
	9/4/2018		25,000	25,000		$38.63	9/4/2028
Mr. Armstrong	3/8/2021							18,529	$1,935,539
	3/8/2021	(4)						2,428	$253,629
	3/8/2021							18,529	$1,935,539
	5/8/2020							7,662	$800,373
	5/8/2020		26,811	80,433		$65.26	5/8/2030
	2/28/2020							1,026	$107,176
	2/8/2019	(6)						25,000	$2,611,500
	2/8/2019		25,000	25,000		$44.91	2/8/2029
	2/8/2019		1,150	1,151		$44.91	2/8/2029
	4/26/2018		33,968	16,984		$22.00	4/26/2028
	4/27/2017	(7)	2,907			$17.20	4/27/2027
Mr. Subramanian	5/7/2021	(4)						1,058	$110,519
	5/7/2021	(8)						2,288	$239,004
	5/7/2021							34,324	$3,585,485

(1)

All stock options have a 10-year term. During the stock option period, twenty-five percent (25%) of the shares subject to the stock option vest in equal installments over four years, beginning with the first anniversary of the grant date.

(2)

One-third of the shares subject to the RSUs vest in equal installments over three years, beginning with the first anniversary of the grant date. As discussed below under “Nonqualified Deferred Compensation” delivery of the underlying shares may be deferred to a date within 10 years of the grant date for our Canadian NEOs. There is no public market for the RSUs. For purposes of this disclosure, we have valued the RSUs as of December 31, 2021, based on the then fair market value of our Common Stock of $104.46 per share.

(3)

Stock options and RSUs granted prior to 2021 include an acceleration of vesting provision; such that upon the consummation of a change of control of the Company, the options and RSUs shall fully vest, provided the individual is providing service to Ceridian or any subsidiary at the time of consummation of such event. Stock options and RSUs granted on or after March 8, 2021 include a “double trigger” acceleration of vesting provision; such that upon the consummation of a change of control of the Company in which the acquirer assumes and converts the shares into acquirer stock and the NEO is involuntarily terminated without cause within 12 months of the effective date of change of control, the options and RSUs shall fully vest, provided the individual is providing service to Ceridian or any subsidiary at the time of consummation of such event.

50	2022 PROXY STATEMENT

(4)

Amount reported represents PSUs granted in fiscal 2021 under the 2018 EIP. The shares were awarded as part of the 2021 MIP to drive company results related to certain key financial metrics in 2021 which were (1) Cloud Revenue, and (2) Adjusted EBITDA Margin. The number of PSUs outlined in the table were equally split between the two financial metrics based on achievement of the metric at target performance. There is no public market for the PSUs. For purposes of this disclosure, we have valued the PSUs as of December 31, 2021, based on the then fair market value of our Common Stock of $104.46 per share. The shares fully vest on the first anniversary of the grant date, subject to achieving the performance criteria.   As discussed under “2021 Long-Term Incentive Equity Awards”, the PSU metrics achieved at 100.0% of target, resulting in:

•	For the grant of 4,942 PSUs to Mr. Ossip, 4,942 shares are subject to vest on the first anniversary of the grant date;
•	For the grant of 2,224 PSUs to Ms. Heuland, 2,224 shares are subject to vest on the first anniversary of the grant date;
•	For the grant of 3,237 PSUs to Ms. Turner, 3,237 shares are subject to vest on the first anniversary of the grant date;
•	For the grant of 2,428 PSUs to Mr. Armstrong, 2,428 shares are subject to vest on the first anniversary of the grant date;
•	For the grant of 1,058 PSUs to Mr. Subramanian, 1,058 shares are subject to vest on the first anniversary of the grant date;
(5)

Mr. Ossip received 1,500,000 performance-based stock option shares, whereas 750,000 shares are eligible to vest when the company’s per share closing price meets or exceeds a stock price threshold of $110.94 (1.7 times the exercise price), for ten consecutive trading days, and the remaining 750,000 shares are available to vest when the company’s per share closing price meets or exceeds a stock price threshold of $130.52 (2.0 times the exercise price) for ten consecutive trading days. If a stock price threshold is met on or before the third anniversary of the grant date, then the vesting of the Option Shares eligible to vest under the stock price threshold will occur on the third anniversary of the grant date. If a stock price threshold is met after the third anniversary of the grant date and on or before the fifth anniversary of the grant date, then vesting of the Option Shares eligible to vest under the stock price threshold will occur on the date the stock price threshold is met. If the stock price threshold is not met on or prior to the fifth anniversary of the grant date, then the Option terminates as to any Option Shares eligible to vest under the unmet stock price threshold. Vesting is cliff based and no more than a total of 1,500,000 Option Shares may vest pursuant to the option. The first threshold of the performance-based stock option award was met, as beginning September 23, 2021, the share closing price met or exceeded $110.94 for 10 consecutive trading days. Therefore 750,000 shares are eligible to vest on May 8, 2023, subject to Mr. Ossip’s continued employment through vesting date.

(6)

Twenty-five percent (25%) of the shares subject to the RSUs vest in equal installments over four years, beginning with the first anniversary of the grant date. As discussed below under “Nonqualified Deferred Compensation” delivery of the underlying shares may be deferred to a date within 10 years of the grant date for our Canadian NEOs. There is no public market for the RSUs. For purposes of this disclosure, we have valued the RSUs as of December 31, 2021, based on the then fair market value of our Common Stock of $104.46 per share.

(7)

Stock options includes an acceleration of vesting provision; such that upon the consummation of a change of control or IPO the option shall fully vest, provided the individual is providing service to Ceridian or any subsidiary at the time of consummation of such event. At the time of Ceridian’s IPO, this option fully vested.

(8)

As part of his new hire agreement, Mr. Subramanian received $200,000 PSUs under the 2018 EIP based upon the achievement of sales-related goals for the period July 1, 2021, through December 31, 2021. There is no public market for the PSUs. For purposes of this disclosure, we have valued the PSUs as of December 31, 2021, based on the then fair market value of our Common Stock of $104.46 per share The shares fully vest on the first anniversary of the grant date, subject to achieving the performance criteria. The PSU metrics for this award achieved at 61.05% of target. For the grant of 2,288 PSUs to Mr. Subramanian, 1,396.8 shares are subject to vest on the first anniversary of the grant date, with the fractional shares being settled in cash.

51	2022 PROXY STATEMENT

Stock Option Exercises and Stock Vested in Fiscal 2021

The following table shows the number of shares acquired and the value realized upon the exercise of stock options or the vesting of stock awards during fiscal 2021.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting		Value realized on vesting(2) ($)
Mr. Ossip	1,250,000	$107,835,000	137,535	(3)	$11,470,416
Ms. Heuland			11,315		$1,374,433
Ms. Turner	57,083	$3,342,341	32,203	(4)	$3,484,574
Mr. Armstrong			16,842		$1,655,648

(1)	Value realized is the amount by which the stock price on exercise date exceeded the option exercise price, multiplied by the number of shares exercised.
(2)	Value realized equals the closing price of our Common Stock on the NYSE on the vesting date multiplied by the number of shares vested.
(3)

Represents 137,535 RSUs which vested but where the issuance of the underlying shares of Common Stock was deferred, which Mr. Ossip can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date. These are also reflected under the Nonqualified Deferred Compensation in Fiscal 2021 table below.

(4)

Represents 32,203 RSUs which vested but where the issuance of the underlying shares of Common Stock was deferred, which Ms. Turner can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date. These are also reflected under the Nonqualified Deferred Compensation in Fiscal 2021 table below.

Nonqualified Deferred Compensation in Fiscal Year 2021

The following table sets forth certain information about vested RSUs in fiscal 2021 for which the issuance of the underlying shares of Common Stock has been deferred by the NEOs who are Canadian residents pursuant to the terms of the 2018 EIP and the underlying restricted stock unit award agreement. All amounts reported below are deferrals of the issuance of shares of Common Stock from the vested restricted stock unit awards disclosed above and are not in addition to any restricted stock unit awards previously disclosed.

Name	Executive contributions in last FY ($)	Aggregate earnings in last FY ($)(1)		Aggregate withdrawals/distributions ($)	Aggregate balance at last FYE ($)
Mr. Ossip	—	$14,366,906	(2)	—	$53,539,406	(4)
Ms. Turner	—	$3,363,925	(3)	—	$6,939,265	(5)

(1)	There is no public market for the RSUs. For purposes of this disclosure, we have valued the RSUs as of December 31, 2021, based on the then-fair market value of our Common Stock of $104.46 per share.
(2)

Represents 137,535 vested RSUs where the issuance of the underlying shares of Common Stock were deferred, which Mr. Ossip can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

(3)

Represents 32,203 vested RSUs where the issuance of the underlying shares of Common Stock were deferred, which Ms. Turner can convert to issued shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

(4)

Represents an aggregate of 512,535 vested RSUs held by Mr. Ossip where the issuance of the underlying shares of Common Stock were deferred; which Mr. Ossip can convert to shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

(5)

Represents an aggregate of 61,203 vested RSUs held by Ms. Turner where the issuance of the underlying shares of Common Stock were deferred; which Ms. Turner can convert to shares of Common Stock at any time prior to the date that is 10 years after the applicable grant date.

52	2022 PROXY STATEMENT

Potential Payments Upon Termination or Change in Control

Our NEOs are entitled to receive severance payments upon termination of employment, or a termination of employment in connection with a change in control as provided in their respective employment agreements, as further described below in “Employment Agreements.” In addition, certain equity awards may be accelerated upon a change of control, as further described above in “Outstanding Equity Awards as of December 31, 2021”. The table below presents the estimated value of payments and benefits that each NEO would have been entitled to receive if the specified triggering event had occurred on December 31, 2021. Amounts presented for the vesting of restricted stock are calculated based on the closing price of our Common Stock on the NYSE on December 31, 2021, which was $104.46 per share.  Unless otherwise noted below, all payments are to be made in a lump sum upon or shortly after the applicable termination.

Name		Severance Payment(1)	Health/ Life(2)	Outplacement Services(3)	Accelerated Vesting of Equity Awards(4)	Totals
Mr. Ossip
•	Change in Control Without Termination	$—	$—	$—	$155,149,197	$155,149,197
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$3,760,000	$5,754	$9,431	$155,149,197	$158,924,382
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$3,760,000	$5,754	$9,431	$63,403,101	$67,178,286
•	Termination for Cause or Resignation Without Good Reason	$—	$—	$—	$—	$—
•	Termination due to Death	$1,600,000	$—	$—	$125,749,197	$127,349,197
•	Termination due to Disability	$800,000	$—	$—	$29,400,000	$30,200,000

Ms. Heuland
•	Change in Control Without Termination	$—	$—	$—	$2,363,930	$2,363,930
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,320,000	$9,187	$10,000	$2,363,930	$3,703,117
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,320,000	$9,187	$10,000	$—	$1,339,187
•	Termination for Cause or Resignation Without Good Reason	$—	$—	$—	$—	$—
•	Termination due to Death	$360,000	$—	$—	$2,363,930	$2,723,930
•	Termination due to Disability	$360,000	$—	$—	$—	$360,000

Ms. Turner(5)
•	Change in Control Without Termination	$—	$—	$—	$19,453,215	$19,453,215
•	Termination Without Cause, After Change in Control	$2,292,500	$17,968	$10,000	$19,453,215	$21,773,683
•	Termination Without Cause, with no Change in Control	$2,292,500	$17,968	$10,000	$2,680,032	$5,000,500
•	Termination for Cause or Resignation	$—	$—	$—	$—	$—
•	Termination due to Death	$524,000	$—	$—	$19,453,215	$19,977,215
•	Termination due to Disability	$524,000	$—	$—	$—	$524,000

Mr. Armstrong
•	Change in Control Without Termination	$—	$—	$—	$13,500,893	$13,500,893
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,375,500	$9,187	$10,000	$13,500,893	$14,895,580
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,375,500	$9,187	$10,000	$2,580,580	$3,975,267
•	Termination for Cause or Resignation Without Good Reason	$—	$—	$—	$—	$—
•	Termination due to Death	$393,000	$—	$—	$13,500,893	$13,893,893
•	Termination due to Disability	$393,000	$—	$—	$—	$393,000

Mr. Subramanian
•	Change in Control Without Termination	$—	$—	$—	$3,824,490	$3,824,490
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,575,000	$18,375	$10,000	$3,824,490	$5,427,865
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,575,000	$18,375	$10,000	$2,629,258	$4,232,633
•	Termination for Cause or Resignation Without Good Reason	$—	$—	$—	$—	$—
•	Termination due to Death	$525,000	$—	$—	$3,824,490	$4,349,490
•	Termination due to Disability	$525,000	$—	$—	$—	$525,000

(1)	In the event of a termination without “cause” or a termination for “good reason”, each individual would receive the following lump sum payments:
•

Mr. Ossip, 24 months of base salary, plus two times the average STI payment paid to Mr. Ossip for the immediately preceding two years, plus a lump sum payment equal to a pro-rated portion of the executive’s incentive plan at target.

•	Ms. Heuland and Mr. Subramanian, 12 months of base salary, plus the STI payment at the annual target amount, plus a pro-rata cash payment of his or her annual STI at the target amount.

53	2022 PROXY STATEMENT

•

Ms. Turner, (i) 18 months of total compensation (base salary plus pro-rata portion of STI payment at target) if the termination occurs on or before the seventh anniversary of her start date, or (ii) 24 months of total compensation if the termination occurs after the seventh anniversary of her start date plus a pro-rata cash payment of her annual STI at target amount.

•

Mr. Armstrong, for 0 to 7 full years of employment, 12 months of base salary, for 8 through 14 full years of employment, 15 months of base salary, and for more than 14 full years of employment, 18 months of base salary, plus a lump sum payment equal to a pro-rated portion of the executive’s incentive plan at target, if any, to which he would have become entitled for the fiscal year in which his termination occurs.

In the event of a termination due to death or disability, Mses. Turner and Heuland and Messrs. Ossip, Armstrong, and Subramanian would receive a pro-rated STI payment at the annual target amount, if any, to which the executive would otherwise have become entitled for the fiscal year in which his or her death or disability occurs had the executive remained continuously employed for the full fiscal year. Additionally, in the event of a termination due to death, the beneficiary of Mr. Ossip would receive a lump sum payment equal to 12 months of the individual’s base salary.

(2)

Mr. Ossip would receive continuation of certain employment related benefits for the period prescribed under the Employment Standards Act (Ontario). Ms. Turner would receive continuation of certain employment related benefits for the period prescribed under the Employment Standards Act (Ontario) and her healthcare coverage for 18 months, if her termination occurs on or before the seventh anniversary of her employment with Ceridian, or 24 months, if her termination occurs after the seventh anniversary of her employment with Ceridian. Ceridian will cover the cost of COBRA continuation for each of Ms. Heuland and Mr. Armstrong for a period of up to six months following the termination date or until either is no longer eligible for COBRA continuation coverage, whichever is earlier. Mr. Subramanian would receive a continuation of his medical, dental, and prescription healthcare coverage for up to a period of 12 months.

(3)

Mr. Ossip is eligible to receive reasonable executive-level outplacement services for a period of up to 12 months, not to exceed $12,000 CAD (or $9,431 USD as of December 31, 2021, with an exchange rate of 1.2724 USD to CAD). Each of Messrs. Armstrong and Subramanian and Mses. Heuland and Turner are eligible to receive reasonable executive outplacement services for a period up to 12 months following termination in an amount not to exceed $10,000.

(4)

Pursuant to the 2018 EIP and grants made prior to 2021, stock options, RSUs, and PSUs will fully vest upon consummation of a change in control or upon an individual’s termination of service due to death, subject to the individual’s continued service through such date. Pursuant to the 2018 EIP and grants made in or after 2021, stock options, RSUs, and PSUs will fully vest if the awards are not assumed by the acquirer upon consummation of a change in control or upon an individual’s termination of service due to death, subject to the individual’s continued service through such date.  For change in control, values assume no assumption by the acquirer of unvested awards.

•

Mr. Ossip received performance stock options where only the portion that has met the specified price hurdles would vest due to death and disability. All performance stock options would vest for other terminating events besides termination for cause or resignation without good reason.

•	Beginning with awards made in 2021, stock options and RSUs are accelerated for an involuntary termination or termination with good reason for awards that would vest 18 months from termination.
(5)

The table reflects the estimated value of payments and benefits that Ms. Turner would have been entitled to receive if the specified triggering event had occurred on December 31, 2021, and does not reflect changes in her employment agreement effective with Ms. Turner’s promotion to Co-Chief Executive Officer on February 9, 2022. Such changes are described under “Agreements with our NEOs” below.

54	2022 PROXY STATEMENT

Agreements with our NEOs

General

We are party to employment agreements with each of our current NEOs. The material provisions of each such agreement are described below. In addition to the items discussed below, each of our current NEOs participate in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by us to our senior executive employees based on the location of their employment.

David D. Ossip

In April 2012, we entered into an employment agreement with David D. Ossip, our Co-Chief Executive Officer. The agreement provides for an indefinite term beginning on January 1, 2012. The agreement provided for an initial annual base salary of $300,000 CAD, increasing to $550,000 CAD at the end of two years, subject to annual compensation reviews by our Board. The agreement also provides that an incentive of $200,000 CAD for each of the first two years, increasing to 50% of his annual salary following the first two years. Mr. Ossip’s 2021 base salary and incentive compensation arrangements are discussed in the CD&A above.

Noémie C. Heuland

In September 2020, we entered into an employment agreement with Noémie C. Heuland, our Executive Vice President, Chief Financial Officer. The agreement provides for an indefinite term beginning on October 5, 2020. The agreement further provides that Ms. Heuland will receive an annualized base salary of $600,000, subject to annual compensation reviews by our Board and that Ms. Heuland is eligible to participate in Ceridian’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon 60% percent of her annual base salary. Ms. Heuland’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

Leagh E. Turner

Ms. Turner’s 2021 base salary and incentive compensation arrangements are discussed in the CD&A above. On February 9, 2022, the Board approved a promotion for Ms. Turner to Co-Chief Executive Officer.  Commensurate with such promotion, the Board approved an increase in the base salary of Ms. Turner from $655,000 to $800,000 and a change in the STI target from 80% to 100% of her annual base salary, both effective January 1, 2022.

Christopher R. Armstrong

In May 2019, we entered into an employment agreement with Christopher R. Armstrong, in connection with his appointment as Executive Vice President, Chief Operating Officer. Pursuant to his employment agreement, Mr. Armstrong will be paid an annual base salary of $655,000. He will also be able to participate in Ceridian’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon 60% percent of his annual base salary. Mr. Armstrong’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

Rakesh Subramanian

In February 2021, we entered into an employment agreement with Rakesh Subramanian, our Executive Vice President, Chief Revenue Officer. Pursuant to his employment agreement, Mr. Subramanian will be paid an annual base salary of $525,000. He will also be able to participate in Ceridian’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon 100% of his annual base salary. Mr. Subramanian’s current base salary and incentive compensation arrangements are discussed in the CD&A above.

Termination of Agreements

We may terminate our agreement with our NEOs immediately. Messrs. Ossip and Armstrong and Mses. Turner and Heuland may terminate their agreement with 90 days’ prior written notice.  Mr. Subramanian may terminate his agreement with 60 days’ prior written notice. Further, we may terminate a NEO’s relationship with us for death, “disability,” or with or without “cause,” as defined in their respective agreements. Messrs. Ossip, Armstrong, and Subramanian and Mses. Heuland and Turner (effective February 9, 2022, with Ms. Turner’s promotion to Co-Chief Executive Officer) may resign with prior written notice for “good reason”. The amounts that could be paid to the

55	2022 PROXY STATEMENT

NEOs under various termination situations, and an explanation of the applicable calculations, are set forth under “Potential Payments Upon Termination or Change in Control” above.

Restrictive Covenants

Pursuant to a separate restrictive covenant agreement, Mr. Ossip has agreed, among other things, that subsequent to any termination, he will not engage in, consult for, or own more than 5% of any business that is similar to that of our business in any country in which we do business for a period of 24 months subsequent to such termination. We may elect to extend such restriction period by a total of either 12 months or 24 months, provided we pay Mr. Ossip a lump sum equal to his prior year’s base salary, plus $800,000, for each year the restriction period is extended.

The agreements with our other NEOs predominantly contain non-competition and non-solicitation provisions that apply during employment and for a certain period of time thereafter: (1) Ms. Turner, 18 months (for zero to seven full years of employment) and 24 months (for more than seven years of employment); (2) Ms. Heuland, 12 months; (3) Mr. Armstrong, 12 months (for zero to seven full years of employment), 15 months (for eight through 14 full years of employment), or 18 months (and for more than 14 full years of employment); (4) Mr. Subramanian, 12 months.

All employment agreements include perpetual confidentiality provisions, as well as provisions relating to assignment of inventions. Each of the employment agreements and Mr. Ossip’s restrictive covenant agreement include a non-disparagement provision.

56	2022 PROXY STATEMENT

CEO Pay Ratio

In accordance with the requirements set forth by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of our Co-Chief Executive Officer, Mr. Ossip.8 For fiscal year ended December 31, 2021, an estimate of this ratio is 127:1, and is based on Mr. Ossip’s 2021 total annual compensation of $10,626,701 and the total annual compensation of our median employee for fiscal year 2021 of $83,919. For fiscal year 2021 and as permitted by SEC rules, since there have been no significant changes to our workforce headcount or pay design that we believe would significantly change our CEO pay ratio results, we used the same employee or a similarly situated employee as the median employee which was first determined as of October 1, 2020, as described below. For this purpose, and as permitted by the SEC rules, we have excluded the following employees that became employees as a result of the acquisition of the following businesses:

•	Ascender acquisition that closed on March 1, 2021; approximately 900 employees;
•	Ideal acquisition that closed on April 30, 2021; approximately 33 employees;
•	DataFuZion acquisition that closed on October 4, 2021; approximately 18 employees; and
•	Adam HCM acquisition that closed on December 3, 2021; approximately 89 employees.

We believe this ratio is a reasonable estimate, calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described below. The median employee used for the fiscal year ended December 31, 2021 analysis is a Software Developer who works virtually in Canada.

As disclosed in our 2021 Proxy Statement, our determination of which employee was the median employee was based on compensation data for the active global workforce as of October 1, 2020 (the “Determination Date”), which consisted of 5,933 workers (excluding Mr. Ossip), inclusive of full-time, part-time, and temporary workers. We ranked the relevant global workforce based on annual earnings, which included the following elements for the 12-month period preceding the Determination Date:

•	Annualized base salary
•	Overtime pay
•	Actual cash bonus compensation paid
•	Actual commissions paid
•	The grant date fair market value of equity awards granted

The SEC rules for identifying the median employee and calculating the pay ratio based on the employees’ annual total compensation allows companies to adopt a variety of methodologies and to make reasonable estimates and assumptions that reflect their compensation practices. We believe our methodology provides reasonable estimates calculated in a method consistent with the pay ratio disclosure requirements. Pay ratio reported by other companies may not be comparable to the pay ratio as reported above as other companies may have different compensation practices and utilize alternative estimates, exclusions, assumptions, and methodologies based on their own unique circumstances.

[8]	Ms. Turner and Mr. Ossip were made co-Chief Executive Officers on February 9, 2022, outside of the measurement period.

57	2022 PROXY STATEMENT

PROPOSAL TWO Advisory Vote on the Compensation of Ceridian’s Named Executive Officers

We are asking our stockholders to approve, on an advisory basis, the compensation of Ceridian’s NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure on pages 32 to 58 of this Proxy Statement, pursuant to the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board recommends a vote “FOR” this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of linking pay to executive performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial and strategic goals of the Company and linking executive performance to the creation of stockholder value as reflected in the “Executive Summary” of the Compensation Discussion and Analysis section above.

Recommendation of the Board:

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF NEO COMPENSATION.

58	2022 PROXY STATEMENT

PROPOSAL THREE Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2022

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, and is involved in the selection of the firm’s lead engagement partner who is subject to a mandatory, regular rotation and who may provide services to our company for a maximum of five consecutive years.

In selecting and approving a lead engagement partner, the Audit Committee relies on relevant succession criteria established by management and the Audit Committee, interactions with prospective candidates, assessments of their professional experience, and input from our Company’s independent registered public accounting firm. The Audit Committee also engages in an annual evaluation of the independent registered public accounting firm. It considers, in particular, whether the retention of the firm is in the best interests of our Company and its stockholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, our Company’s global operations and businesses, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Audit Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

After assessing the qualifications, performance, and independence of KPMG LLP (“KPMG”), which has served as our, or our predecessor’s, independent registered public accounting firm since 1958, the Audit Committee concluded that retaining KPMG as our independent registered public accounting firm for fiscal year 2022 is in the best interests of Ceridian. Therefore, the Audit Committee has appointed KPMG as our independent registered public accounting firm to audit the consolidated financial statements of Ceridian for the fiscal year ending December 31, 2022.

Although it is not required to do so, our Board is asking our stockholders to ratify KPMG’s appointment. If our stockholders do not ratify KPMG’s appointment, the Audit Committee will consider changing our independent registered public accounting firm for 2022. Whether or not stockholders ratify KPMG’s appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate. KPMG has advised the Audit Committee that it is an independent accounting firm with respect to Ceridian and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”). Representatives of KPMG are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate stockholder questions.

Audit Fees

The following table sets forth the fees billed or expected to be billed by KPMG for audit, audit-related, tax and all other services rendered for fiscal years 2021 and 2020:

	2021	2020
Fee Category	(In thousands)
Audit Fees	$2,440	$2,346
Audit-Related Fees	1,512	1,140
Tax Fees	354	187
All Other Fees	—	—
Total Fees	$4,306	$3,673

Audit Fees. Consist of fees for services rendered for the audit and/or review of our consolidated financial statements. Audit fees also include fees for services rendered in connection with the filing of registration statements and other documents with the SEC, and the issuance of accountant consents and comfort letters.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

59	2022 PROXY STATEMENT

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services, including the review and preparation of certain foreign income tax returns.

All Other Fees. Consist of fees billed in the indicated year for other permissible work performed by KPMG that is not included within the above category descriptions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on independence. The Audit Committee pre-approved all services performed by KPMG in fiscal year 2021.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Report of the Audit Committee of the Board of Directors

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed our audited consolidated financial statements for fiscal year 2021 and met with management, as well as with representatives of KPMG, our independent registered public accounting firm, to discuss the audited consolidated financial statements. The Audit Committee also discussed with members of KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with members of KPMG its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that Ceridian’s audited consolidated financial statements for fiscal year 2021 be included in its Annual Report on Form 10-K for fiscal year ended December 31, 2021.

Audit Committee

Gerald C. Throop, Chair

Deborah A. Farrington

Linda P. Mantia

Andrea S. Rosen

60	2022 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2021, for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	12,547,316	$43.91	(1)	12,855,726	(2)
Equity compensation plans not approved by stockholders	—	—		—
Total	12,547,316	$43.91	(1)	12,855,726	(2)

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PSUs, since they do not have an exercise price.
(2)

Includes securities available for future issuance under the 2018 EIP other than those listed in the first column and approximately 1,901,802 shares of Common Stock available for issuance under our GESPP.

Equity Compensation Plan Information

Global Employee Stock Purchase Plan

Our Board adopted, and our stockholders approved, the Ceridian HCM Holding Inc. GESPP. The GESPP authorizes the issuance of up to 2,500,000 shares of Common Stock to eligible participants through purchases via payroll deductions. The purchase price is the lower of (i) 85% of the fair market value of a share of Common Stock on the offering date (the first trading day of the offering period commencing on January 1 and concluding on December 31) or (ii) 85% of the fair market value of a share of Common Stock on the purchase date. The GESPP continues for ten years, unless terminated sooner as provided under the GESPP. A total of 1,901,802 shares remain available for issuance under the GESPP as of December 31, 2021.

Equity Incentive Plans

Our Board adopted, and our stockholders approved, the Ceridian HCM Holding Inc. 2018 EIP (for purposes of this section, the “2018 Plan”), the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan (the “2013 Plan”), and the Ceridian Holding Corp. 2007 Stock Incentive Plan (the “2007 Plan”). The following is a summary of the material features of the 2018 Plan, the 2013 Plan and the 2007 Plan.

2018 Plan. The 2018 Plan was adopted by our Board and approved by our stockholders in connection with our IPO. The 2018 Plan authorizes us to grant incentive awards to our employees, directors, and consultants. As of the date of this Proxy Statement, there are approximately 5,635 individuals (including all of our executive officers and non-employee directors) who are eligible to participate in the 2018 Plan on the basis of their services provided to us. As of December 31, 2021, a total of 26,292,578 shares of our Common Stock were reserved for issuance and a total of 11,546,071 shares of our Common Stock are subject to outstanding awards under the 2018 Plan.

On February 23, 2022, our Board approved an amendment to be effective April 1, 2022, to the 2018 Plan to remove the 3% “evergreen” refresh provision that permits annual refreshment of the equity pool available for issuance under the 2018 Plan.

The 2013 Plan and 2007 Plan. The 2013 Plan and 2007 Plan provided for the grant of options, share awards and other share-based awards to our directors, employees, and consultants as well as to directors, employees, and consultants of any of our subsidiaries or affiliates. A total of 1,001,245 shares of our Common Stock are subject to outstanding awards under the 2013 Plan as of December 31, 2021. The final options under the 2007 Plan were exercised in September 2021, and no additional shares of our Common Stock are subject to outstanding awards under the 2007 Plan as of December 31, 2021. We do not intend to grant any further awards under the 2013 Plan or 2007 Plan.

61	2022 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock

The following table shows information as of the Record Date regarding the beneficial ownership of our Common Stock by:

•	each person or group who is known by us to own beneficially more than 5% of our Common Stock;
•	each member of our Board, each director nominee, and each of our NEOs; and
•	all members of our Board, director nominees, and our executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 152,066,225 shares of Common Stock outstanding as of the Record Date. Shares of Common Stock (i) issued or issuable upon exchange of the Exchangeable Shares, (ii) subject to stock options currently exercisable or exercisable within 60 days of the Record Date, and (iii) that are issuable pursuant to equity awards that are currently vested or will vest within 60 days of Record Date are deemed to be outstanding and beneficially owned by the person holding Exchangeable Shares, stock options, or equity awards for purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each stockholder listed below is c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

62	2022 PROXY STATEMENT

Name and address of beneficial owner	Number of Shares	Percent of Total
5% Stockholders:
T. Rowe Price Associates, Inc.(1)	23,413,019	15.4%
Capital Research Global Investors, a division of Capital Research and Management Company(2)	18,543,250	12.2%
The Vanguard Group(3)	15,059,496	9.9%
Select Equity Group L.P. and George S. Loening(4)	12,263,210	8.1%
Cannae Holdings, Inc.(5)	10,000,000	6.6%
BlackRock, Inc.(6)	9,113,436	6.0%

NEOs and Directors:
Christopher R. Armstrong(7)	176,751	*
Brent B. Bickett(8)	94,267	*
Ronald F. Clarke(9)	24,024	*
Deborah A. Farrington(10)	10,633	*
Thomas M. Hagerty(11)	200,603	*
Noemie C. Heuland(12)	10,302	*
Linda P. Mantia(13)	11,150	*
David D. Ossip(14)	4,964,520	3.2%
Ganesh B. Rao(15)	41,398	*
Andrea S. Rosen(16)	23,879	*
Rakesh Subramanian(17)	243	*
Leagh E. Turner(18)	188,292	*
Gerald C. Throop(19)	60,137	*
All current directors and executive officers as a group (17 persons)(20)	5,996,127	3.9%

*	Represents beneficial ownership of less than 1% of our outstanding Common Stock.
(1)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 14, 2022, to report ownership as of December 31, 2021. T. Rowe Price Associates, Inc. holds sole voting power with respect to 7,165,865 shares of Common Stock and sole dispositive power with respect to 23,413,019 shares of Common Stock. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 11, 2022, to report ownership as of December 31, 2021. Capital Research Global Investors, a division of Capital Research and Management Company, has sole voting power over 18,526,801 shares and sole dispositive power over 18,543,250 shares. The address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(3)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 9, 2022, to report ownership as of December 31, 2021. The Vanguard Group has shared voting power over 211,930 shares, sole dispositive power over 14,516,908 shares, and shared dispositive power over 542,588 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 14, 2022, to report ownership as of December 31, 2021.Select Equity Group, L.P. and George S. Loening, who is the majority owner of Select Equity Group, L.P., have shared voting power over 12,263,210 shares and shared dispositive power over 12,263,210 shares. The address for Select Equity Group, L.P. and George S. Loening is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(5)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 10, 2022, to report ownership as of December 31, 2021. Cannae Holdings, Inc. and Cannae Holdings, LLC, a wholly-owned subsidiary of Cannae Holdings, Inc., have shared voting power over 10,000,000 shares and shared dispositive power over 10,000,000 shares. The address of Cannae Holdings, Inc. and Cannae Holdings, LLC is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(6)

As reported on the owner’s most recent Schedule 13G Amendment filed with the SEC on February 3, 2022, to report ownership as of December 31, 2021. BlackRock, Inc. has sole voting power over 8,059,524 shares and sole dispositive power over 9,113,436 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)

Consists of (i) 42,076 shares of Common Stock, (ii) 6,176 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 4, 2022, (iii) 8,604 shares of Common Stock that are issuable pursuant to PSUs that are currently vested or will vest within 60 days of March 4, 2022, and (iv) 119,895 shares of Common

63	2022 PROXY STATEMENT

Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022.
(8)	Consists of (i) 6,893 shares of Common Stock, and (ii) 87,374 shares of Common Stock held by Bickett of Ponte Vedra Beach Limited Partnership, of which Mr. Bickett is a beneficial owner.
(9)

Consists of (i) 14,492 shares of Common Stock, and (ii) 9,532 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022.

(10)

Consists of (i) 9,680 shares of Common Stock, and (ii) 953 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022.

(11)

Consists of (i) 84,256 shares of Common Stock held by Mr. Hagerty, (ii) 84,235 shares of Common Stock held by Hagerty Family 2006 Trust, of which Mr. Hagerty is a trustee, (iii) 15,400 shares of Common Stock held by a charitable foundation over which Mr. Hagerty shares voting and dispositive power, (iv) 5,103 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022, and (v) 11,609 shares of Common Stock held for the benefit of funds affiliated with Thomas H. Lee Partners, L.P. that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022.

(12)	Consists of (i) 8,078 shares of Common Stock, and (ii) 2,224 shares of Common Stock that are issuable pursuant to PSUs that are currently vested or will vest within 60 days of March 4, 2022.
(13)

Consists of (i) 5,240 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 4, 2022, and (ii) 5,910 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022.

(14)

Consists of (i) 22,267 shares of Common Stock held by Mr. Ossip, (ii) 229,085 shares of Common Stock held by OsFund Inc., of which Mr. Ossip disclaims beneficial ownership, (iii) 2,316,154 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022, (iv) 513,578 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 4, 2022, (v) 14,206 shares of Common Stock that are issuable pursuant to PSUs that are currently vested or will vest within 60 days of March 4, 2022; (vi) 8,328 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares held by Mr. Ossip and (vii) 1,860,902 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares held by Osscer Inc., of which Mr. Ossip disclaims beneficial ownership.

(15)	Consists of (i) 41,398 shares of Common Stock, of which 4,043 shares of Common Stock are held for the benefit of funds affiliated with Thomas H. Lee Partners, L.P.
(16)

Consists of (i) 4,355 shares of Common Stock, and (ii) 19,524 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022.

(17)	Consists of (i) 243 shares of Common Stock.

(18) Consists of (i) 61,716 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 4, 2022, (ii) 8,631 shares of Common Stock that are issuable pursuant to PSUs that are currently vested or will vest within 60 days of March 4, 2022, and (iii) 117,945 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022.

(19)

Consists of (i) 12,841 shares of Common Stock that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 4, 2022, (ii) 24,111 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022, and (iii) 23,185 shares of Common Stock that are issuable upon the exchange of Exchangeable Shares.

(20)

Consists of (i) the outstanding shares, RSUs, PSUs and options described in the preceding footnotes (8) through (20), (ii) 16,812 shares of Common Stock that are held by other executive officers, (iii) 11,631 shares of Common Stock that are held by other executive officers and that are issuable pursuant to RSUs that are currently vested or will vest within 60 days of March 4, 2022, (iv) 17,327 shares of Common Stock that are held by other executive officers and that are issuable pursuant to PSUs that are currently vested or will vest within 60 days of March 4, 2022, and (v) 144,158 shares of Common Stock that are held by other executive officers and that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 4, 2022.

64	2022 PROXY STATEMENT

Beneficial Ownership of Preferred Stock

As of the Record Date, Ceridian has one share of special voting preferred stock outstanding, par value $0.01 per share (the “Special Voting Share”). The trustee who holds the Special Voting Share (the “Trustee”) holds legal title to the Special Voting Share for the use and benefit of the registered holders of Exchangeable Shares.

In connection with the Voting and Exchange Trust Agreement dated April 25, 2018, among Ceridian, Ceridian Canada Ltd., Ceridian AcquisitionCo ULC and the Trustee, the Trustee is entitled, with respect to any matter, question, proposal or proposition whatsoever that may properly come before Ceridian’s Annual Meeting and with respect to all written consents sought from the holders of Ceridian’s Common Stock, to cast the number of votes for each Exchangeable Share equal to the number of shares of Common Stock issuable upon the exchange of each Exchangeable Share held by registered holders of such Exchangeable Shares on the Record Date and for which the Trustee has received voting instructions from such holders.

Except as specifically authorized, the Trustee has no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Share. The Trustee is not entitled to receive any portion of any dividend or distribution at any time. Upon any liquidation, dissolution or winding up of Ceridian, the Trustee will not be entitled to any portion of any related distribution.

At such time as (i) there are no Exchangeable Shares of Ceridian AcquisitionCo ULC issued and outstanding that are not owned by Ceridian or any subsidiary of Ceridian, and (ii) there is no share of stock, debt, option or other agreement, obligation or commitment of Ceridian AcquisitionCo ULC which could by its terms require Ceridian AcquisitionCo ULC to issue any Exchangeable Shares to any person other than Ceridian or any subsidiary of Ceridian, then the Special Voting Share will be retired and cancelled promptly for no consideration and will not be reissued.

The Special Voting Share is held by Barbara Ferreri. The address for Barbara Ferreri is c/o Corporate Secretary, Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

65	2022 PROXY STATEMENT

VOTING INFORMATION

Time and Date	9:00 a.m., Central Daylight Time, Tuesday, May 3, 2022
Live Webcast	www.virtualshareholdermeeting.com/CDAY2022
Record Date	March 4, 2022
Entitled to Vote

Holders of record of shares of our Common Stock, and the holder of the Special Voting Share (together with the Common Stock, the “Voting Stock”), at the close of business on the Record Date, will be entitled to notice of and to vote at the Annual Meeting.

Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting. In addition, as described below under “How to Vote”, the holder of the Special Voting Share is entitled to vote on all matters on which a holder of our Common Stock is entitled to vote and is entitled to cast a number of votes equal to the number of shares of Common Stock issuable upon exchange of the Exchangeable Shares then outstanding.

Shares Outstanding

As of the Record Date, 150,109,435 shares of Common Stock were outstanding and the Special Voting Share represents an additional 1,956,790 shares of Common Stock issuable upon the exchange of the Exchangeable Shares, for a total of 152,066,225 votes represented by the outstanding shares of Voting Stock. The list of stockholders entitled to vote at the Annual Meeting will be (i) available for inspection by any stockholder during the ten-day period prior to the Annual Meeting at the principal place of business (3311 East Old Shakopee Road, Minneapolis, Minnesota 55425); and (ii) open for examination by any stockholder during the entire Annual Meeting within the virtual meeting platform.

Proxy Materials

On or about March 23, 2022, we mailed or made available to our stockholders the proxy materials, including our Proxy Statement, the 2021 Annual Report, and form of proxy or the Notice of Internet Availability.

66	2022 PROXY STATEMENT

How to Vote

There are four ways a stockholder of record can vote:

(1)    By internet at proxyvote.com 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);

(2)    By toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

(3)    By completing and mailing your proxy card; or

(4)    By electronic ballot at the Annual Meeting.

In order to be counted, proxies submitted by telephone, internet or U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank, broker, or other nominee, please follow the bank’s, broker’s, or other nominee’s instructions, as applicable.

If you hold Exchangeable Shares, you are entitled to direct the Trustee to cast the number of votes equal to the number of shares of Common Stock issuable upon the exchange of the Exchangeable Shares you held on the Record Date via one of the voting methods described above. The Trustee will vote pursuant to your voting instructions, which must be received prior to 5:00pm (Central Daylight Time) on April 28, 2022. Holders of Exchangeable Shares will receive a separate notice containing further details regarding voting instructions.

Admission

The Annual Meeting will be a virtual meeting conducted on the following website:

www.virtualshareholdermeeting.com/CDAY2022

Admission to the Annual Meeting is restricted to stockholders as of the close of business on the Record Date, valid proxy holders of such stockholders, and/or their designated representatives. To participate in the virtual meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting. We recommend that you log in 15 minutes before the start of the Annual Meeting to ensure sufficient time to complete the check-in procedures.

Quorum

A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present at the Annual Meeting or represented by proxy to constitute a quorum. For purposes of determining whether a quorum is present, “all issued and outstanding stock entitled to vote” will include the number of shares of Common Stock issuable upon the exchange of the Exchangeable Shares.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting, by submitting an instrument in writing revoking the proxy, by submitting another duly executed proxy bearing a later date to our Corporate Secretary before the vote is counted, or by voting again using the telephone or internet before the start of the Annual Meeting (your latest telephone or internet proxy is the one that will be counted). If you hold shares through a bank, broker, or other nominee, please contact that firm for instructions on how to revoke your prior voting instructions.

67	2022 PROXY STATEMENT

Votes Required to Adopt Proposals

Each share of Common Stock outstanding on the Record Date is entitled to one vote on any proposal presented to stockholders at the Annual Meeting, and the Trustee is entitled to vote on all matters that a holder of our Common Stock is entitled to vote on and is entitled to cast a number of votes equal to the number of shares of Common Stock issuable upon exchange of the Exchangeable Shares then outstanding. As of the Record Date, 150,109,435 shares of Common Stock were outstanding and the Special Voting Share represents an additional 1,956,790 shares of Common Stock issuable upon exchange of the Exchangeable Shares, for a total of 152,066,225 votes represented by the outstanding shares of Voting Stock.

For Proposal One, the election of directors requires the approval of a plurality of votes cast. This means that the four nominees receiving the most “FOR” votes from the holders of the votes represented by the Voting Stock present at the Annual Meeting (either in person or by proxy) and voting on the matter will be elected. Only votes “FOR” will affect the outcome. There is no cumulative voting for the election of directors. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. Votes “Withheld” and broker non-votes will have no effect on the outcome of the election of directors.

For Proposal Two, regarding the advisory vote on the compensation of our Named Executive Officers, the proposal must receive “FOR” votes from the holders of a majority of the votes represented by the Voting Stock present at the Annual Meeting (in person or by proxy) and voting on the matter. Votes may be cast in favor of or against the proposal or you may “Abstain.” If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. As the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Compensation Committee or the Board. However, because we value our stockholders’ view, the Compensation Committee and Board will carefully consider the results of this advisory vote when formulating future executive compensation philosophy, policies, and practices.

For Proposal Three, ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the proposal must receive “FOR” votes from the holders of at least a majority of the votes represented by the Voting Stock present at the Annual Meeting (in person or by proxy) and voting on the matter. Votes may be cast in favor of or against the proposal or you may “Abstain.” Your broker or other nominee will have the discretion to vote your shares on this proposal without your instruction.

68	2022 PROXY STATEMENT

Broker Non-Votes

A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary authority to vote with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. If a broker, bank, custodian, nominee, or other record holder of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then the votes represented by those shares will be treated as broker non-votes with respect to that proposal. In this regard, the election of directors (Proposal One), and Say on Pay (Proposal Two) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect broker non-votes on Proposal One and Proposal Two. Proposal Three is a routine matter, so we do not expect any broker non-votes on this proposal.

If you do not instruct your broker how to vote with respect to Proposal One or Proposal Two, your broker may not vote with respect to those proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on all proposals.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not indicate how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of directors (Proposal One), “FOR” the Say on Pay vote (Proposal Two) and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Three). The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. We have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final voting results by filing a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

69	2022 PROXY STATEMENT

Additional Solicitation/ Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email, or facsimile, but they do not receive additional compensation for providing those services. We have retained the services of Georgeson LLC and may retain the services of other third-parties, to solicit the proxies of certain stockholders for the Annual Meeting. The cost of such services to be rendered by Georgeson LLC is estimated to be $22,500.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. Ceridian and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or Ceridian that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold Common Stock directly. Any such requests to us in writing should be addressed to: Ceridian HCM Holding Inc., c/o Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

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TRANSACTION OF OTHER BUSINESS AND ADDITIONAL INFORMATION

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board through an established process for stockholder communications. Stockholders and other interested parties may send communications to our Board through our Corporate Secretary at stockholders@ceridian.com or via U.S. mail: Ceridian HCM Holding Inc., c/o Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, Attn: Board of Directors. Stockholders may indicate that their communications are intended for the full Board or any subset of directors, including only the Chair of the Board, only the Lead Director, or only the non-employee directors. The Corporate Secretary will review all such incoming communications and forward any stockholder communication to the appropriate member(s) of the Board or Board committees. The Corporate Secretary will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Corporate Secretary determines to be primarily commercial in nature, product complaints or inquiries, or materials that are patently offensive or otherwise inappropriate.

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.

Our second amended and restated bylaws (the “Bylaws”) provide that nominations of persons for election to our Board and other proposals to be considered at an annual meeting of stockholders must comply with the requirements set forth in our Bylaws. Our Bylaws require that a stockholder give written notice to our Corporate Secretary, c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, with such notice to be delivered to or mailed and received not later than the close of business 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Since our Proxy Statement for the 2022 Annual Meeting of Stockholders is dated March 23, 2022, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than close of business November 23, 2022, in order to be raised at our 2023 Annual Meeting of Stockholders. Our Bylaws also provide that in the event the date of the annual meeting is more than 30 days before or after May 3, 2023 (the one-year anniversary of the 2022 Annual Meeting of Stockholders), notice must be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied, and we must receive such proposals no later than November 23, 2022. Such proposals must be delivered to our Corporate Secretary, c/o Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. If we hold our 2023 Annual Meeting of Stockholders more than 30 days before or after May 3, 2023 (the one-year anniversary date of the 2022 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if that method is impracticable, by any means reasonably determined to inform stockholders.

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Exemption from Toronto Stock Exchange Rules

Ceridian is an “Eligible International Interlisted Issuer,” as such term is defined in the TSX Company Manual (the “Manual”). As an Eligible International Interlisted Issuer, Ceridian has applied for and received an exemption pursuant to Section 401.1 of the Manual from Sections 461.1 to 461.4 and Section 464 of the Manual, the effect of which is that Ceridian will not have to comply with certain Canadian requirements relating to majority voting and the annual election of directors. As an “Eligible International Interlisted Issuer,” Ceridian is also exempt from, among other things, Sections 604 and 613 of the Manual.

Ceridian sought the exemption on the basis that (i) Ceridian’s primary listing is the NYSE; (ii) Ceridian is incorporated in the state of Delaware; and (iii) less than 25% of trading volume in Ceridian’s shares was on Canadian marketplaces. Ceridian is required to notify the TSX of its continued reliance on the exemption before each successive annual meeting of stockholders.

Delinquent Section 16(a) Reports

Based on a review of Section 16 reports filed with the SEC, we believe all reports required to be filed during the 2021 fiscal year pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.

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APPENDIX A

USE OF NON-GAAP FINANCIAL MEASURES

We use certain non-GAAP financial measures in this Proxy Statement including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, revenue on a constant currency basis, Dayforce recurring revenue per customer, Cloud revenue retention rate, and Cloud annual recurring revenue (“ARR”). We believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Cloud revenue retention rate, and Cloud ARR, non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA and Adjusted EBITDA margin are components of our management incentive plan and are used by management to assess performance and to compare our operating performance to our competitors. We define EBITDA as net income (loss) before interest, taxes, depreciation, and amortization and Adjusted EBITDA as EBITDA, as adjusted to exclude foreign exchange gain (loss), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring items. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Management believes that EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are helpful in highlighting management performance trends because EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin should not be considered as alternatives to net income (loss), earnings (loss) per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are included in this discussion because they are key metrics used by management to assess our operating performance.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are not defined under GAAP, are not measures of net income (loss) or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

In evaluating EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue on a constant currency basis to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors. Revenue was calculated on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

Our Dayforce recurring revenue per customer is an indicator of the average size of our Dayforce recurring customer. To calculate Dayforce recurring revenue per customer, we start with Dayforce recurring revenue, excluding Ascender and ADAM HCM, on a constant currency basis by applying the same exchange rate to all comparable periods for the trailing twelve months and exclude float revenue, the impact of lower employment levels due to the COVID-19 pandemic, and Ascender and ADAM HCM revenue. This amount is divided by the number of live Dayforce customers at the end of the trailing twelve month period, excluding Ascender and ADAM HCM. We set quarterly targets for Dayforce recurring revenue per customer and monitor progress toward those targets on a quarterly basis. Our Dayforce recurring revenue per customer may fluctuate as a result of a number of factors, including the number of live Dayforce customers and the number of customers purchasing the full HCM suite. We have not reconciled the Dayforce recurring revenue per customer because there is no directly comparable GAAP financial measure.

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We derive the majority of our Cloud revenues from recurring fees, primarily per employee, per month subscription charges. We also derive recurring revenue from fees related to the rental and maintenance of clocks, charges for once-a-year services, such as year-end tax statements, and investment income on our customer funds before such funds are remitted to taxing authorities, customer employees, or other third parties. To calculate Cloud ARR, we start with recurring revenue at year end, excluding revenue from Ascender and ADAM HCM, subtract the once-a-year charges, annualize the revenue for customers live for less than a full year to reflect the revenue that would have been realized if the customer had been live for a full year, and add back the once-a-year charges. We set annual targets for Cloud ARR and monitor progress toward those targets on a quarterly basis. We have not reconciled the Cloud ARR because there is no directly comparable GAAP financial measure.

Our annual Cloud revenue retention rate measures the percentage of revenues that we retain from our existing Cloud customers. We use this revenue retention rate as an indicator of customer satisfaction and future revenues. We calculate the annual Cloud revenue retention rate as a percentage, excluding Ascender and ADAM HCM, where the numerator is the Cloud ARR for the prior year, less the Cloud ARR from lost Cloud customers during that year; and the denominator is the Cloud ARR for the prior year. We set annual targets for Cloud revenue retention rate and monitor progress toward those targets on a quarterly basis by reviewing known customer losses and anticipated future customer losses. Our Cloud revenue retention rate may fluctuate as a result of a number of factors, including the mix of Cloud solutions used by customers, the level of customer satisfaction, and changes in the number of users live on our Cloud solutions. We have not reconciled the annual Cloud revenue retention rate because there is no directly comparable GAAP financial measure.

Reconciliation of GAAP To Non-GAAP Financial Measures

The following table presents a reconciliation of the reported results to the non-GAAP financial measures EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin for all periods presented:

	Year Ended December 31,
	2021	2020
	(Unaudited, Dollars in millions)
Net loss	$(75.4)	$(4.0)
Interest expense, net	35.9	25.1
Income tax benefit	(14.9)	(16.0)
Depreciation and amortization	77.5	51.8
EBITDA	23.1	56.9
Foreign exchange loss (gain)	9.5	(1.0)
Share-based compensation (a)	116.8	68.9
Severance charges (b)	7.4	9.7
Restructuring consulting fees (c)	16.7	8.1
Other non-recurring items (d)	(11.0)	16.4
Adjusted EBITDA	$162.5	$159.0
Net profit margin (e)	(7.4)%	(0.5)%
Adjusted EBITDA margin	15.9%	18.9%
(a)	Represents share-based compensation expense and related employer taxes.
(b)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(c)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

(d)

Represents (1) impacts of changes to our facilities, resulting in a net gain of $19.1 million during 2021 primarily as a result of the sale of our St. Petersburg, Florida facility and charges of $16.8 million during 2020 related to the abandonment of certain leased facilities, (2) in 2021 the difference between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, (3) the impact of the fair value adjustment for the DataFuZion contingent consideration during 2021, and (4) recovery in 2020 of duplicate payments associated with the 2019 isolated service incident. For further discussion of these items, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, that was filed with the SEC on February 28, 2022.

(e)	Net profit margin is determined by calculating the percentage that net (loss) income is of total revenue.

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CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Exchange Act, provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this Proxy Statement are forward-looking statements and may be identified by the use of words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intent,” “foresee,” “outlook,” “plan,” “project” and other words and terms of similar meaning. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties, and assumptions. A variety of factors could cause our future results to differ materially from the anticipated results expressed in such forward-looking statements. Readers should review Part I, Item 1A, Risk Factors, of our 2021 Annual Report for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this Proxy Statement. Our forward-looking statements speak only as of the date of this Proxy Statement or as of the date they are made, and we undertake no obligation to update our forward-looking statements.

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Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

CERIDIAN HCM HOLDING INC. 3311 EAST OLD SHAKOPEE ROAD MINNEAPOLIS, MN 55425-1640 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 p.m. CDT on May 2, 2022 for shares of common stock held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CDAY2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m. CDT on May 2, 2022 for shares of common stock held directly. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D70513-P64511 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CERIDIAN HCM HOLDING INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors of Ceridian HCM Holding Inc. (“Ceridian”) recommends you vote FOR the following: 1. To elect four Class I directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal Nominees: 01) Brent B. Bickett 02) Ronald F. Clarke 03) Ganesh B. Rao 04) Leagh E. Turner The Board of Directors of Ceridian recommends you vote FOR the following proposals: For Against Abstain 2. To approve, on a non-binding, advisory basis, the compensation of Ceridian's named executive officers (commonly known as a "Say on Pay" vote) 3. To ratify the appointment of KPMG LLP as Ceridian's independent registered public accounting firm for the fiscal year ending December 31, 2022 NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D70514-P64511 CERIDIAN HCM HOLDING INC. Annual Meeting of Shareholders May 3, 2022 9:00 AM CDT This proxy is solicited by the Board of Directors The undersigned hereby appoints William E. McDonald and Noémie C. Heuland, and each or any of them, as the true and lawful attorney(s) of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Ceridian HCM Holding Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney(s) to vote in their discretion on such other matters as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the proxy is authorized to vote (or abstain from voting) at his or her discretion on the specified resolutions. The proxy is also authorized to vote (or abstain from voting) on any other business which may properly come before the meeting. Continued and to be signed on reverse side

CERIDIAN HCM HOLDING INC. 3311 EAST OLD SHAKOPEE ROAD MINNEAPOLIS, MN 55425-1640 SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 5:00 p.m. CDT on April 28, 2022 for exchangeable shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CDAY2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 5:00 p.m. CDT on April 28, 2022 for exchangeable shares held directly. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D70515-P64511 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CERIDIAN HCM HOLDING INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors of Ceridian HCM Holding Inc. (“Ceridian”) recommends you vote FOR the following: 1. To elect four Class I directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal Nominees: 01) Brent B. Bickett 02) Ronald F. Clarke 03) Ganesh B. Rao 04) Leagh E. Turner The Board of Directors of Ceridian recommends you vote FOR the following proposals: For Against Abstain 2. To approve, on a non-binding, advisory basis, the compensation of Ceridian's named executive officers (commonly known as a "Say on Pay" vote) 3. To ratify the appointment of KPMG LLP as Ceridian's independent registered public accounting firm for the fiscal year ending December 31, 2022 NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D70516-P64511 CERIDIAN HCM HOLDING INC. Annual Meeting of Shareholders May 3, 2022 9:00 AM CDT This proxy is solicited by the Board of Directors This Proxy Form is being solicited on behalf of Barbara Ferreri, in her capacity as trustee (the "Trustee") of the Class A Exchangeable Shares ("Exchangeable Shares") of Ceridian AcquisitionCo ULC. Votes must be received prior to 5:00 p.m. (Central Daylight Time) on April 28, 2022 (the “Voting Deadline”). The undersigned hereby authorizes the Trustee to appoint William E. McDonald and Noémie C. Heuland, and each or any of them, as the true and lawful attorney(s) of the undersigned, with full power of substitution and revocation, and authorizes the Trustee to designate them, and each of them, to exercise the voting rights associated with all of the Exchangeable Shares which the undersigned or the Trustee is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney(s) to vote in their discretion on such other matters as may properly come before the meeting. If you wish to designate someone other than William E. McDonald and Noémie C. Heuland, please contact Ceridian HCM Holding Inc.by emailing OfficeofGeneralCounsel@Ceridian.com. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the votes to which you are entitled will not be exercised. The Trustee will not be bound to exercise votes received after the Voting Deadline. You may revoke or amend this proxy once submitted by attending the meeting via internet and voting in person, by submitting an instrument in writing revoking previously submitted voting instructions or by providing voting instructions again using the telephone or internet before the Voting Deadline.  Continued and to be signed on reverse side